UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Hawaiian Electric Industries, Inc.
(Name of Registrant as Specified In Its Charter)

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HAWAIIAN ELECTRIC INDUSTRIES, INC.    •    PO BOX 730    •    HONOLULU, HI 96808-0730

Constance H. Lau
 President and
Chief Executive Officer

March 22, 2012

Dear Fellow Shareholder:

         On behalf of the Board of Directors, it is my pleasure to invite you to attend the Annual Meeting of Shareholders of Hawaiian Electric Industries, Inc. (HEI). The meeting will be held on HEI's premises in Room 805 on the eighth floor of the American Savings Bank Tower, located at 1001 Bishop Street, Honolulu, Hawaii, on Wednesday, May 9, 2012, at 9:30 a.m., Honolulu time. A map showing the location of the meeting site appears on page 75 of the Proxy Statement.

         The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the items of business to be conducted during the meeting. In addition, we will review certain significant events that took place in 2011 and their impact on you as a shareholder of HEI. HEI officers and Board members will be available before the meeting to talk with you and answer questions.

         Of particular importance, as we did last year, we will be asking you to cast an advisory vote to approve HEI's executive compensation. HEI's executive compensation programs, as well as details of the compensation for HEI's named executive officers, are described in the Proxy Statement.

         As a shareholder of HEI, it is important that your views be represented. Please help us obtain the quorum needed to conduct business at the meeting by promptly voting your shares.

         The Board and management team of HEI would like to express our appreciation to you for your confidence and support. I look forward to seeing you at the Annual Meeting in Honolulu.

                      Sincerely,

Recycled

Hawaiian Electric Industries, Inc. 900 Richards Street Honolulu, Hawaii 96813

NOTICE OF ANNUAL MEETING

Date and Time	Wednesday, May 9, 2012, at 9:30 a.m., Honolulu time.
Place	American Savings Bank Tower, 1001 Bishop Street, 8th floor, Room 805, Honolulu, Hawaii 96813.
Items of Business	1. To elect three Class I directors for a three-year term expiring at the 2015 Annual Meeting of Shareholders.
2. To hold an advisory vote to approve HEI's executive compensation.
3. To ratify the appointment of PricewaterhouseCoopers LLP as HEI's independent registered public accounting firm for 2012.
Record Date	March 1, 2012.
Annual Report
The 2011 Annual Report to Shareholders, which is not a part of the proxy solicitation materials, has been mailed or made available electronically along with this Notice and accompanying Proxy Statement.
Proxy Voting	Shareholders of record may appoint proxies and vote their shares in one of four ways:
• Via the Internet
• By telephone
• By mail
• In person
Shareholders whose shares are held by a bank, broker or other financial intermediary (i.e., in "street name") should follow the voting instruction card provided by such intermediary.
Any proxy may be revoked in the manner described in the accompanying Proxy Statement.
Attendance at Meeting
Only shareholders of record as of the record date are entitled to receive notice of, attend and vote at the Annual Meeting. If your shares are registered in street name, you must bring a letter from your bank or broker or provide other evidence of your beneficial ownership on the record date if you plan to attend the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 9, 2012	The Proxy Statement and Annual Report to Shareholders are available at www.hei.com/proxymatl.html.

By Order of the HEI Board of Directors.
March 22, 2012	Chester A. Richardson Executive Vice President, General Counsel, Secretary and Chief Administrative Officer

2012 Proxy Summary

        This summary highlights information contained elsewhere in this Proxy Statement. The summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.

 VOTING MATTERS

Matter	Board Recommendation	See Page
Election of Class I Directors	FOR EACH DIRECTOR NOMINEE	5
Advisory Vote to Approve Executive Compensation	FOR	28
Ratification of PwC as Independent Auditor for 2012	FOR	72

DIRECTOR NOMINEES FOR CLASS I DIRECTORS

        Each director nominee is elected for a 3-year term by a plurality of votes cast. Each director nominee is a current director and attended at least 75% of all meetings of the Board and committee on which she or he sits.

					Committee Membership
		Director Since							Other Public Company Boards
Name	Age		Occupation	Independent	EC	AC	CC	NCGC
Constance H. Lau	60	2006	President & Chief Executive Officer, HEI		X				Alexander & Baldwin, Inc.
A. Maurice Myers	71	1991	Ret. Chairman, CEO & President, Waste Management, Inc.	X			X		Hawaiian Electric Company (HEI subsidiary)
James K. Scott, Ed.D.	60	1995	President, Punahou School	X				X

EC—Executive Committee
AC—Audit Committee
CC—Compensation Committee
NCGC—Nominating and Corporate Governance Committee

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        We are asking shareholders to approve on an advisory basis HEI's executive compensation, including our executive compensation policies and practices and the compensation of our named executive officers, as described in this Proxy Statement beginning on page 28. The Board recommends a FOR vote because it believes that the compensation policies and practices are effective in achieving the Company's goals of paying for performance and aligning the executives' long-term interests with those of our shareholders. Named executive officer compensation over the past three years, reflected in cash and long-term equity awards, is consistent with and correlates to the Company's performance and earnings over that period.

i

Company Performance Highlights

        In 2011, we delivered strong financial results and continued to move our business forward. Financial highlights include the following year-over-year comparison:

  •
  Consolidated net income increased 21% to $138 million and earnings per share (diluted) grew from $1.21 to $1.44.

  •
  Return on average common equity increased from 7.8% to 9.2%.

  •
  Total shareholder return rose from 15.3% to 22.1%.

Performance highlights include:

  •
  The bank subsidiary solidified the gains achieved through its completed performance improvement project and outperformed the majority of its peers in the primary banking metrics of net income, net interest margin, efficiency ratio and return on assets.

  •
  The utility subsidiary adopted a new regulatory model on Oahu ("decoupling"), and continued to reinvest earnings in infrastructure programs to enhance the electric grid's reliability and support Hawaii's move to clean energy.

  •
  HEI's unique combination of businesses continues to provide the financial resources and ready access to capital needed to invest in its utility and bank.

Sound Compensation Program Design Tied to Performance

        The executive officer compensation program is designed to attract, motivate and retain the key executives who drive our success. Pay that reflects performance and alignment with the long-term interests of our shareholders at a reasonable cost are key principles. We achieve these objectives through a compensation program that:

  •
  Provides a competitive total pay opportunity

  •
  Utilizes stock-based compensation to align executive and shareholder interests

  •
  Links a significant portion of total compensation to performance that creates long-term shareholder value and is tied to Company strategy

  •
  Differentiates rewards based on individuals' contributions to business performance

  •
  Enhances retention by having much of total compensation subject to multi-year vesting

  •
  Does not encourage unnecessary or excessive risk taking

Other key compensation features, which reflect best practices, include:

  •
  No employment agreements

  •
  Ability to clawback incentive compensation

  •
  Double triggers for change-in-control agreements

  •
  No tax gross-ups (with one limited exception for executive death benefit, frozen in September 2009)

  •
  Significant executive share ownership requirements

  •
  Elimination of all major perquisites

Executive Compensation Elements

Type	Form		Terms
Equity	>	Long Term Incentive Plan (LTIP) (performance shares)	>	LTIP has 3-year performance period with objective performance measures, paid 100% in stock beginning with 2010-2012 performance period
	>	Restricted stock units (RSUs)	>	RSUs generally vest 25% per year while employed
Cash	>	Salary	>	Generally eligible for annual increases; competitively market-based
	>	Annual performance-based incentives	>	Based on quantitative and qualitative goals
Retirement	>	Pension	>	5-year vesting, with normal retirement at age 65 and options for early and deferred retirement
	>	Excess pay plan	>	Provides additional retirement benefits that cannot be paid under the standard pension plan due to Internal Revenue Code limits
	>	Supplementary pension (frozen)	>	Frozen as of September 2009, CEO is only participant
Other	>	Limited perquisites	>	Business club membership

        We use competitive market peer company comparisons to determine the amount of each element of executive compensation. The peer companies are used as a reference in determining appropriate pay levels and mix of pay components by benchmarking toward a competitive median and allowing differences to recognize high performers.

Pay for Performance

        Our executive compensation program allows the Compensation Committee and the Board to determine pay based on a comprehensive view of quantitative and qualitative factors designed to produce long-term business success. The alignment between our financial results and executive officer compensation awarded, as described in the "Compensation Discussion and Analysis" (beginning on page 29 of the Proxy Statement), demonstrates the success of this approach.

        The following charts, which compare HEI's total shareholder return (TSR) to the total direct compensation (TDC) of HEI's CEO, show a clear correlation between pay and performance. From 2007 to 2010, CEO TDC generally parallels HEI's TSR under both annual and three-year TSR measures. For 2011, the CEO TDC line slopes downward while HEI TSR continues to rise. This further illustrates pay for performance, since the CEO's compensation for the three-year period ending on December 31, 2011 was based on two performance metrics—TSR and HEI 3-year return on average common equity (ROACE)—and the Company arrived short of its performance expectations for HEI 3-year ROACE.

HEI Annual Total Shareholder Return vs HEI CEO Total Direct Compensation*	HEI 3-year Total Shareholder Return vs HEI CEO Total Direct Compensation*

*
In these charts, TDC is comprised of base salary for the year, annual incentive compensation received for the year, long-term incentive compensation received for the three-year performance period ending that year and restricted stock units granted in the year.

        Like CEO TDC, which decreased in 2011 compared to 2010 as illustrated in the charts above, the CEO's total compensation (shown in the Summary Compensation Table on page 51 of the Proxy Statement) was lower in 2011 than in 2010. Total compensation in the Summary Compensation Table differs from TDC in the charts above because it includes the change in pension value, which is affected by interest rates and other actuarial assumptions, and the potential value of long-term incentive awards that may be received in the future but not in the year shown in the Summary Compensation Table.

AUDITORS

        We are asking that our shareholders ratify the selection of PricewaterhouseCoopers LLP (PwC) as our independent auditor for fiscal year 2012. Below is a summary of PwC's fees for services provided in 2011 and 2010.

	Amount of Fees
Type of Fees	2011	2010
Audit Fees	$1,995,000	$1,750,000
Audit-Related Fees	135,000	110,000
Tax Fees	166,000	298,000
All Other Fees	—	—
Total	$2,296,000	$2,158,000

Page
About the Meeting	1
Who can attend?	1
What are shareholders being asked to vote on?	1
Voting Procedures	1
Electronic Access to Proxy Materials	1
Who is eligible to vote?	2
How many shares are outstanding and entitled to vote?	2
What constitutes a quorum?	2
How may shareholders vote?	2
How do shareholders vote if their shares are held in street name?	3
How do shareholders vote if their shares are held in the Dividend Reinvestment and Stock Purchase Plan, the HEI Retirement Savings Plan or the American Savings Bank 401(k) Plan?	3
Can shareholders change their vote?	3
How many votes are required?	3
Who will count the votes and are the votes confidential?	4
Could other matters be decided at the Annual Meeting?	4
What happens if the Annual Meeting is postponed or adjourned?	4
Proposal No. 1: Election of Class I Directors	5
Director Nominees for Election	6
Nominees for Class I Directors Whose Terms Expire at the 2015 Annual Meeting	6
Continuing Directors	9
Continuing Class II Directors Whose Terms Expire at the 2013 Annual Meeting	9
Continuing Class III Directors Whose Terms Expire at the 2014 Annual Meeting	11
Corporate Governance	13
What are HEI's governance policies and guidelines?	13
What is the Board's leadership structure?	13
What is the Board's role in risk oversight?	14
How does the Board select nominees for the Board?	16
Does the Board consider diversity in identifying nominees for the Board?	17
How can shareholders communicate with the directors?	18
Board of Directors	18
Who are the independent directors of the Board?	18
How often did the Board meet in 2011?	20
Does the Board meet in executive session without management present?	20
Did all directors attend last year's Annual Meeting?	20
Does the Board evaluate itself?	20
Committees of the Board	21
What committees has the Board established and how often did they meet?	21
What are the primary functions of each of the four committees?	21
Director Compensation	23
How is director compensation determined?	23
Director Compensation Table	26
Proposal No. 2: Advisory Vote to Approve HEI's Executive Compensation	28
Compensation Committee Report	28
Compensation Discussion and Analysis	29
Executive Summary	29
Compensation Process	33

v

Page
Who is responsible for determining appropriate executive compensation?	33
Can the Compensation Committee modify or terminate executive compensation programs?	33
Who is the compensation consultant and what is the consultant's role?	34
What is the role of executive officers in determining executive officer compensation?	34
Are "say-on-pay" vote results considered in determining executive compensation matters?	34
How do HEI's compensation policies and practices relate to HEI's risk management?	34
Compensation Philosophy	36
What is HEI's philosophy regarding its executive compensation programs?	36
How are the programs designed and what are they designed to reward?	36
Compensation Elements	36
What is each element of executive compensation and how does it fulfill HEI's compensation objectives?	36
How does HEI determine the amount for each element?	38
What are the base salaries of the named executive officers?	40
What was HEI's 2011 annual incentive plan and were there any payouts?	40
What was HEI's 2009-2011 long-term incentive plan and were there any payouts?	42
What is HEI's 2010-2012 long-term incentive plan?	44
What is HEI's 2011-2013 long-term incentive plan?	44
Do named executive officers receive equity-based awards other than through the long-term incentive plan?	46
What retirement benefits do named executive officers have?	47
May named executive officers participate in nonqualified deferred compensation plans?	47
Do named executive officers have executive death benefits?	48
Do named executive officers have change-in-control agreements?	48
What other benefits do named executive officers have?	49
Executive Compensation	51
Summary Compensation Table	51
Grants of Plan-Based Awards	53
Outstanding Equity Awards at Fiscal Year-End	55
Option Exercises and Stock Vested	56
Pension Benefits	57
Nonqualified Deferred Compensation	60
Potential Payments Upon Termination or Change in Control	61
Stock Ownership Information	66
Security Ownership of Certain Beneficial Owners	66
Does HEI have stock ownership and retention guidelines for directors and officers and does it have a policy regarding hedging the risk of ownership?	67
Section 16(a) Beneficial Ownership Reporting Compliance	68
Other Relationships and Related Person Transactions	68
Does HEI have a related person transaction policy?	68
Are there any family relationships between any HEI executive officer, director and nominee for director?	68
Are there any arrangements or understandings between any HEI director or director nominee and another person pursuant to which such director or director nominee was selected?	68
Are there any related person transactions with HEI or its subsidiaries?	68
Compensation Committee Interlocks and Insider Participation	69
Audit Committee Report	69
Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm	72
Other Information	72
How are proxies solicited and what is the cost?	72

Proxy Statement

        HEI is soliciting proxies for the Annual Meeting of Shareholders scheduled for Wednesday, May 9, 2012, at 9:30 a.m., Honolulu time, at the American Savings Bank Tower, 1001 Bishop Street, 8th floor, Room 805, Honolulu, Hawaii. The mailing address of the principal executive offices of HEI is P.O. Box 730, Honolulu, Hawaii 96808-0730.

        The approximate mailing date for this Proxy Statement, form of proxy and Annual Report to Shareholders is March 22, 2012. The 2011 Annual Report to Shareholders accompanying this Proxy Statement is not considered proxy soliciting material.

 About the Meeting

Who can attend?

        Attendance will be limited to:

  •
  shareholders of record (i.e., shareholders who own shares registered in their own name on the books of HEI) on the record date;

  •
  beneficial owners of HEI Common Stock having evidence of ownership as of the record date and entitlement to vote at the meeting;

  •
  authorized representatives of absent shareholders; and

  •
  invited guests of management.

        If you own shares of HEI Common Stock in the name of a bank, brokerage firm or other holder of record, you must show proof of ownership. This may be in the form of a letter from the holder of record or a recent statement from the bank or broker showing ownership of HEI Common Stock.

        Any person claiming to be an authorized representative of a shareholder must produce written evidence of the authorization.

What are shareholders being asked to vote on?

  •
  Proposal No 1:  Election of three Class I directors to serve a three-year term expiring at the 2015 Annual Meeting of Shareholders.

  •
  Proposal No 2:  Advisory vote on a resolution approving HEI's executive compensation.

  •
  Proposal No 3:  Ratification of the appointment of PricewaterhouseCoopers LLP (PwC) as HEI's independent registered public accounting firm for 2012.

 Voting Procedures

Electronic Access to Proxy Materials

        HEI provides shareholders the option to access its proxy materials via the Internet. In keeping with our efforts to conserve natural resources, this method of delivery reduces the amount of paper necessary to produce these materials and reduces the costs associated with the printing and mailing of these materials to shareholders. On March 22, 2012, a Notice of Internet Availability of Proxy Materials (Notice) will be mailed to certain shareholders and our proxy materials will be posted on the website referenced in the Notice (www.ViewMaterial.com/HEI). As more fully described in the Notice, shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. The Notice and website will provide information regarding how to request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

        If you currently receive our proxy materials in printed form and would like to receive them electronically in the future, please so indicate on the enclosed proxy, if voting by mail, or by following the instructions provided when using the telephone or Internet voting options described under "How may shareholders vote?" below.

Who is eligible to vote?

        Only persons who own shares of HEI Common Stock as of the close of business on March 1, 2012 (the proxy record date) are entitled to vote.

How many shares are outstanding and entitled to vote?

        On March 1, 2012, 96,222,725 shares of HEI Common Stock were outstanding. Each shareholder is entitled to one vote for each share held on the record date. Under the Bylaws of HEI, shareholders do not have cumulative voting rights in the election of directors.

What constitutes a quorum?

        A quorum is needed to conduct business at the Annual Meeting. A majority of the shares of HEI Common Stock outstanding on March 1, 2012 and entitled to vote, and present in person or by proxy at the Annual Meeting, constitutes a quorum. Abstentions and broker votes of uninstructed shares on routine matters (such as ratification of the appointment of the independent registered public accounting firm) will be counted in the number of shares present in person or by proxy for purposes of determining a quorum. A quorum established for one purpose will apply for all purposes at the Annual Meeting.

How may shareholders vote?

        Whether or not you plan to attend the Annual Meeting, please take the time to vote. You may vote via the Internet, by touchtone telephone or by mail before the Annual Meeting, or in person at the Annual Meeting. The Internet and telephone procedures are designed to authenticate your vote and confirm that your voting instructions are followed. If you vote via the Internet or by telephone, follow the instructions on the Notice or voting instruction card you received by mail. If you vote by telephone, you will receive additional recorded instructions, and if you vote via the Internet, you will receive additional instructions at the Internet website. You will need to have available the control number on your Notice or proxy/voting instruction card, as applicable.

        Shareholders who vote via the Internet or by telephone should not mail the proxy/voting instruction card.

  1.
  BY INTERNET: You may vote on-line by following the instructions in the Notice or by accessing the Internet at www.cesvote.com. Specific instructions regarding how to record and confirm your vote will be available on the website.

  2.
  BY TELEPHONE: You may vote by touchtone telephone by following the instructions in the Notice or by calling 1-888-693-8683. Once connected, you will be prompted to record and confirm your vote.

  3.
  BY MAIL: Please mark your vote and sign, date and promptly return the proxy card in the postage-paid envelope provided. If you return the signed proxy card but do not mark the boxes showing how you wish to vote, your votes will be cast following the recommendations of management on all proposals. If you wish to have someone other than the individuals listed on the enclosed proxy card vote your shares at the meeting, cross out all three names and insert the name of the person you designate to vote your shares at the meeting.

  4.
  IN PERSON: You may vote your shares by attending the Annual Meeting and voting in person.

How do shareholders vote if their shares are held in street name?

        If your shares are held in "street name" (that is, through a broker, trustee or other holder of record), you will receive a voting instruction card or other information from your broker or other holder of record seeking instruction from you as to how your shares should be voted. If you do not provide such instruction, your broker or nominee may vote your shares at its discretion on your behalf on routine matters, but not on nonroutine matters. The ratification of the appointment of HEI's independent registered public accounting firm is considered a routine matter. The election of directors and the advisory vote on executive compensation are considered nonroutine matters. Please provide instructions to your broker on how to vote your shares on all three proposals to ensure that your shares will be voted on all proposals at the Annual Meeting.

        You may not vote shares held in "street name" at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

How do shareholders vote if their shares are held in the Dividend Reinvestment and Stock Purchase Plan, the HEI Retirement Savings Plan or the American Savings Bank 401(k) Plan?

        If you own shares held in the Dividend Reinvestment and Stock Purchase Plan, the HEI Retirement Savings Plan (including shares previously received under the Tax Reduction Act Stock Ownership Plan) or the American Savings Bank 401(k) Plan, you will receive instructions explaining how to direct your vote. Your shares will be voted according to your directions. For all of these plans, all shares of HEI Common Stock for which no voting instructions are given will be voted in the same proportion as the shares for which voting instructions were given.

Can shareholders change their vote?

        If you vote by any of the methods described above, you may revoke your proxy card or vote at any time before the Annual Meeting in one of three ways:

  •
  submit a properly signed proxy card with a later date or vote again at a later time by telephone or Internet;

  •
  notify the Corporate Secretary of HEI in writing; or

  •
  vote in person at the Annual Meeting (if your shares are registered in your name on HEI's books or if your shares are held in "street name" and you have a legal proxy from your broker or other holder of record).

How many votes are required?

        If a quorum is present at the Annual Meeting, then:

  •
  Directors will be elected by a plurality of the votes cast. Plurality means that the persons receiving the highest number of votes are elected. Your options are to vote either "FOR" or to "WITHHOLD" your vote for a nominee. Although the election of directors is considered a nonroutine matter, broker nonvotes (i.e., when your broker or other holder of record does not vote your shares on a nonroutine matter because you have not provided instructions regarding how to vote on that matter) will not affect the outcome of this matter.

  •
  Since the votes on executive compensation are advisory only, the result will not be binding on the Board. However, the Board and the HEI Compensation Committee value input from shareholders and will consider the outcome of the vote when making future executive compensation decisions. Brokers may not vote on this proposal without your instructions because this proposal is considered a nonroutine matter. For this proposal, your options are to vote "FOR," "AGAINST" or "ABSTAIN."

  •
  The appointment of HEI's independent registered public accounting firm will be ratified if more votes are cast in favor than against such ratification. Abstentions and broker nonvotes will not affect the outcome of this matter.

Who will count the votes and are the votes confidential?

        Corporate Election Services will act as tabulator for broker and bank proxies as well as for proxies of the other shareholders of record. Your identity and vote will not be disclosed to persons other than those acting as tabulators except:

  •
  as required by law;

  •
  to verify the validity of proxies and the voting results in the case of a contested proxy solicitation; or

  •
  when you write a comment on the proxy card.

Could other matters be decided at the Annual Meeting?

        HEI knows of no business to be presented at the 2012 Annual Meeting other than the items set forth in this Proxy Statement. If other business is properly brought before the Annual Meeting, or any adjournment or postponement thereof, the persons named on the enclosed proxy card will vote your stock in accordance with their best judgment, unless authority to do so is withheld by you in your proxy card.

What happens if the Annual Meeting is postponed or adjourned?

        If the Annual Meeting is postponed or adjourned, your proxy card will remain valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy card until it is voted at the Annual Meeting.

 Proposal No. 1: Election of Class I Directors

        In accordance with HEI's Bylaws, the Board has fixed the size of the Board at nine directors, divided equally into three classes with staggered terms. The Board proposes that the following three nominees be elected at the 2012 Annual Meeting as Class I directors to serve until the 2015 Annual Meeting, or until his or her respective successor shall be duly elected and qualified:

  •
  Constance H. Lau

  •
  A. Maurice Myers

  •
  James K. Scott, Ed.D.

        Ms. Lau, Mr. Myers and Dr. Scott are all currently incumbent Class I directors of HEI. The Board has determined that Mr. Myers and Dr. Scott are independent under the applicable standards for director independence, as discussed below under "Board of Directors—Who are the independent directors of the Board?". Ms. Lau currently serves as the President and Chief Executive Officer of HEI and is therefore not independent. Each nominee has consented to serve for the new term expiring at the 2015 Annual Meeting if elected. If a nominee is unable to stand for election at the time of the 2012 Annual Meeting, the proxy holders listed in the proxy card may vote in their discretion for a suitable substitute.

        Information regarding the business experience and certain other directorships for each Class I director nominee and for each continuing Class II and III director is provided on pages 6-12 below together with a description of the experience, qualifications, attributes and skills that led to the Board's conclusion at the time of this Proxy Statement that each of the nominees and directors should serve on the Board in light of HEI's current business and structure.

        YOUR BOARD RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NOMINEES FOR CLASS I DIRECTOR LISTED ABOVE.

 Director Nominees for Election

Nominees for Class I Directors Whose Terms Expire at the 2015 Annual Meeting

Constance H. Lau, age 60, director 2001-2004 and since 2006 and nominee for election as a Class I director at the 2012 Annual Meeting
Executive Committee Member

As HEI's President and Chief Executive Officer since 2006, Ms. Lau has extensive senior management experience and thorough knowledge of the Company's operations. Prior to becoming CEO, Ms. Lau served in various leadership capacities that have spanned several functions across HEI and its subsidiaries, including the legal, financial and executive management functions. During her 28 years of service to HEI and its subsidiaries, Ms. Lau acquired significant experience and expertise with respect to the utility and banking industries. Further, having been exposed to virtually all aspects of HEI's operations at both the holding company level and the subsidiary operating company level, Ms. Lau brings a unique and comprehensive perspective to the Board. Ms. Lau's intelligence and leadership stature has been recognized nationally, leading her to having been named to the National Infrastructure Advisory Council (NIAC) by President Obama and the Community Depository Institutions Advisory Council of the Federal Reserve Bank of San Francisco. As a result, Ms. Lau brings to the Board a national perspective, as well as valuable insights regarding physical and cyber infrastructure security and monetary policy, which is critical in today's environment.

 Current and prior positions with the Company

•

President and Chief Executive Officer and Director, HEI, since 2006

•

Chairman of the Board, Hawaiian Electric Company, Inc. (HEI subsidiary), since 2006

•

Chairman of the Board, American Savings Bank, F.S.B. (HEI subsidiary), since 2006

•

Chairman of the Board and Chief Executive Officer, American Savings Bank, F.S.B., 2008-2010

•

Chairman of the Board, President and Chief Executive Officer, American Savings Bank, F.S.B., 2006-2008

•

President and Chief Executive Officer and Director, American Savings Bank, F.S.B., 2001-2006

•

Senior Executive Vice President and Chief Operating Officer and Director, American Savings Bank, F.S.B., 1999-2001

•

Treasurer, HEI, 1989-1999

•

Financial Vice President and Treasurer, HEI Power Corp. (former HEI subsidiary), 1997-1999

•

Treasurer, Hawaiian Electric Company, Inc., and Assistant Treasurer, HEI, 1987-1989

•

Assistant Corporate Counsel, Hawaiian Electric Company, Inc., 1984-1987

Other public company directorships since 2007 • Director since 2004 and Audit Committee Member, Alexander & Baldwin, Inc.

Skills and qualifications for HEI Board service

•

Intimate understanding of the Company from serving in various chief executive, chief operating and other executive, finance and legal positions at HEI and its subsidiaries over the last 28 years.

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Familiarity with current management and corporate governance practices from her current service as a director and Audit Committee member for Alexander & Baldwin, Inc. and as a director of the Associated Electric & Gas Insurance Services, Inc.

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Experience with financial oversight and expansive knowledge of the Hawaii business community and the local communities that compose the Company's customer bases from serving as a director for various local industry, business development, educational and nonprofit organizations.

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Utility and banking industry knowledge from serving as a director or task force member of the Hawaii Bankers Association, the American Bankers Association, the Edison Electric Institute and the Electric Power Research Institute.

A. Maurice Myers, age 71, director since 1991 and nominee for election as a Class I director at the 2012 Annual Meeting
Compensation Committee Member

Mr. Myers brings a wealth of knowledge and leadership skills to the HEI Board. His extensive experience leading successful companies as chief executive officer, both in Hawaii and on the mainland, including several large public companies, provides the Board with significant management expertise. Having served on the Board for twenty years, Mr. Myers has gained in-depth knowledge of HEI and its operations. With this breadth and depth of experience, Mr. Myers is a valuable resource to management and other Board members and contributes substantially to the Board's capabilities in overseeing HEI's operations.

 Business experience and other public company and HEI affiliate directorships since 2007

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Chief Executive Officer and Owner, Myers Equipment Leasing LLC (equipment leasing company), since 2010

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Chief Executive Officer and Director, POS Hawaii LLC (provider of point-of-sale business systems for restaurants and retailers), since 2009

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Chief Executive Officer and Director, Wine Country Kitchens LLC (manufacturer of gourmet food products), since 2007

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Chairman, Chief Executive Officer and President, Waste Management, Inc. (waste and environmental services provider), 1999-2004

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Director, Hawaiian Electric Company, Inc. (HEI subsidiary), 2004-2006 and 2009-2011

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Director, American Savings Bank, F.S.B. (HEI subsidiary), since 2011

Skills and qualifications for HEI Board service

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20 years of public company executive and board leadership experience as Chairman, Chief Executive Officer and President of Waste Management, Inc., Chairman, Chief Executive Officer and President of Yellow Corporation, President of America West Airlines and Chief Executive Officer and President of Aloha Airgroup, Inc.

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Practiced skills in risk assessment, strategic planning, financial oversight, customer and public relations and marketing exercised in leading successful restructuring efforts at Waste Management, Yellow Corporation and America West Airlines.

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Diverse business experience and public and private company board experience, including from his prior service as a director and Compensation Committee chair for Tesoro Corporation and as a director for BIS Industries Limited and Cheap Tickets.

James K. Scott, Ed.D., age 60, director since 1995 and nominee for election as a Class I director at the 2012 Annual Meeting
Nominating and Corporate Governance Committee Member

Dr. Scott has considerable management experience as an executive leader in Hawaii. While Dr. Scott has earned the reputation of being one of the nation's leading education administrators, his unique value to the Company derives from his extensive knowledge, contacts and relationships within Hawaii's business community, non-profit community and local governmental agencies. Dr. Scott's long participation on the Board has contributed significantly to the Board's understanding of Hawaii's unique cultural and business environment. With the success under his leadership of one of the country's most prominent college preparatory schools for nearly two decades, and because of his commitment to a wide array of charitable and civic causes, Dr. Scott is a well-respected leader in the state of Hawaii.

 Business experience and other public company and HEI affiliate directorships since 2007

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President, Punahou School (K-12 independent school), since 1994

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Director, American Savings Bank, F.S.B. (HEI subsidiary), since 2008

Skills and qualifications for HEI Board service

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Recognized leadership and executive management skills as President of Punahou School for 18 years.

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27 years of experience developing and executing strategic plans as the chief executive at two independent schools, including overseeing fundraising programs and admissions/marketing and finance functions.

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Governance and board leadership experience from his current positions as Chair of the Secondary School Admission Test Board, director and former Chair of the Hawaii Association of Independent Schools, and member of the Advisory Board of the Klingenstein Center of Teachers College at Columbia University.

 Continuing Directors

Continuing Class II Directors Whose Terms Expire at the 2013 Annual Meeting

Thomas B. Fargo, age 63, director since 2005
Compensation Committee Chair
Nominating and Corporate Governance Committee Member

 Business experience and other public company and HEI affiliate directorships since 2007

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Operating Executive Board Member, J.F. Lehman & Company (private equity firm), since 2008

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Owner, Fargo Associates, LLC (defense and homeland/national security consultancy), since 2005

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Chief Executive Officer, Hawaii Superferry, Inc. (interisland ferry), 2008-2009

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President, Trex Enterprises Corporation (defense research and development firm), 2005-2008

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Commander, U.S. Pacific Command, 2002-2005

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Chairman of the Board and Compensation and Governance Committee Member, Huntington Ingalls Industries, Inc., since 2011

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Director, Alexander & Baldwin, Inc., since 2011

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Director, Northrop Grumman Corporation, 2008-2011

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Director, Hawaiian Holdings, Inc., 2005-2008

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Director, Hawaiian Electric Company, Inc. (HEI subsidiary), since 2005

Skills and qualifications for HEI Board service

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Extensive knowledge of the U.S. military, a major customer of HEI's electric utility subsidiary.

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Leadership, strategic planning and financial and nonfinancial risk assessment skills developed over 39 years of leading 9 organizations ranging in size from 130 to 300,000 people and managing budgets up to $8 billion.

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Experience with corporate governance, including audit, compensation and governance committees, from service on several public and private company boards.

Kelvin H. Taketa, age 57, director since 1993
Nominating and Corporate Governance Committee Chair

 Business experience and other public company and HEI affiliate directorships since 2007

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President and Chief Executive Officer, Hawaii Community Foundation (statewide charitable foundation), since 1998

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Director, Hawaiian Electric Company, Inc. (HEI subsidiary), since 2004

Skills and qualifications for HEI Board service

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Executive management experience with responsibility for overseeing more than $500 million in charitable assets as President and Chief Executive Officer of the Hawaii Community Foundation.

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Proficiency in risk assessment, strategic planning and organizational leadership as well as marketing and public relations obtained from his current position at the Hawaii Community Foundation and his prior experience as Vice President and Executive Director of the Asia/Pacific Region for The Nature Conservancy and as Founder, Managing Partner and Director of Sunrise Capital Inc.

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Knowledge of corporate and nonprofit governance issues gained from his prior service as a director for Grove Farm Company, Inc., his current service as Vice Chair of the Independent Sector and Director of the Stupski Foundation and through publishing articles and lecturing on governance of tax-exempt organizations.

Jeffrey N. Watanabe, age 69, director since 1987
Chairman of the Board since 2006
Executive Committee Chair
Compensation Committee Member

 Business experience and other public company and HEI affiliate directorships since 2007

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Managing Partner, Watanabe Ing & Komeiji LLP, 1972-2007 (now retired)

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Director since 2003 and Compensation and Corporate Governance Committee Member, Alexander & Baldwin, Inc.

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Director since 1988 and Executive Committee Member, American Savings Bank, F.S.B. (HEI subsidiary)

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Director, Hawaiian Electric Company, Inc. (HEI subsidiary), from 1999-2006 and 2008-2011

Skills and qualifications for HEI Board service

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Broad business, legal, corporate governance and leadership experience from serving as Managing Partner of the law firm he founded, advising clients on a variety of business and legal matters for 35 years and from serving on more than a dozen public and private company and nonprofit boards and committees, including his current service on the Compensation and Corporate Governance Committees for Alexander & Baldwin, Inc.

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Specific experience with strategic planning from providing strategic counsel to local business clients and prospective investors from the continental United States and the Asia Pacific region for 25 years of his law practice.

 Continuing Class III Directors Whose Terms Expire at the 2014 Annual Meeting

Peggy Y. Fowler, age 60, director since 2011
Audit Committee Member

 Business experience and other public company and HEI affiliate directorships since 2007

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Co-Chief Executive Officer, Portland General Electric Company (PGE), 2009

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President and Chief Executive Officer, PGE, 2000-2008

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Director, PGE, since 1998

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Director, Umpqua Holdings Corporation, since 2009, and Chair of Budget and Compensation Committees, since 2010

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Director and Audit Committee Member, Hawaiian Electric Company, Inc., since 2009

Skills and qualifications for HEI Board service

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35 years of executive leadership, financial oversight and utility operations experience from serving at PGE in senior officer positions, including Chief Operating Officer, President and CEO.

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Environmental and renewable energy expertise from managing PGE's environmental department, overseeing initiatives that improved fish passage on multiple Oregon rivers, supervising the construction and integration into PGE's grid of wind and solar projects, and leading PGE to be ranked #1 by the National Renewable Energy Laboratory for selling more renewable power to residential customers than any other utility in the U.S. for several years during her tenure as PGE's CEO.

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Proven management, leadership and analytical skills, including crisis management, risk assessment, strategic planning and public relations skills, demonstrated especially by her leadership of PGE after the 2001 bankruptcy of its parent company, Enron Corp., through its independence from Enron in 2006.

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Expertise in financial oversight, regulatory compliance and corporate governance from serving as President (1997-2000), CEO (2000-2008) and Chair (2001-2004) of PGE, as a director for the Portland Branch of the Federal Reserve Bank of San Francisco and as a director and committee member for several private and public companies, including Umpqua Holdings Corporation (publicly traded bank holding company).

Involvement in certain legal proceedings

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PGE was owned by Enron Corp. from 1997 to 2006. Enron also owned Portland General Holdings, Inc., previously a holding company for the nonregulated business of PGE that became a subsidiary of Enron, holding Enron's nonregulated businesses in Portland. Enron Corp. filed for bankruptcy in 2001. Ms. Fowler was President of Portland General Holdings from 1999 to 2003, when it also filed for bankruptcy protection. The case was procedurally consolidated with the Enron bankruptcy, but Enron's bankruptcy reorganization plan did not expressly pertain to Portland General Holdings. The Portland General Holdings bankruptcy case was dismissed in October 2005, after substantially all of its assets were distributed or placed in segregated accounts.

Keith P. Russell, age 66, director since 2011
Audit Committee Member

 Business experience and other public company and HEI affiliate directorships since 2007

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President, Russell Financial,  Inc. (strategic and financial consulting firm servicing business and high net worth families and individuals), since 2001

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Vice Chair/Chief Risk Officer, Mellon Financial Corp., then Chairman, Mellon West, 1991-2001

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Senior Executive Vice President, then Director, President and Chief Operating Officer, GLENFED/Glendale Federal Bank, 1983-1991

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Director and Audit Committee Member, American Savings Bank, F.S.B. (HEI subsidiary), since 2010

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Director, Nationwide Health Properties, 2002-2011

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Director, Sunstone Hotel Investors, since 2003

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Director, Countrywide Financial, 2003-2008

Skills and qualifications for HEI Board service

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10 years of executive leadership, financial oversight, risk management and strategic planning experience from serving as Vice Chairman/Chief Risk Officer for Mellon Financial Corporation and Chairman of Mellon's West Coast operations. Mellon was also a major lender and capital provider to the electric utility industry.

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8 years of executive and corporate governance experience from serving as Director, President and Chief Operating Officer of GLENFED/Glendale Federal Bank.

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9 years of banking industry experience from serving as Senior Vice President and Deputy Administrator for Security Pacific National Bank, with direct responsibility for a wide breadth of operations including leasing, consumer and commercial finance, mortgage banking, venture capital, cash management and trust business.

Barry K. Taniguchi, age 64, director since 2004
Audit Committee Chair
Executive Committee Member

 Business experience and other public company and HEI affiliate directorships since 2007

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President and Chief Executive Officer, KTA Super Stores (grocery store chain), since 1989

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President, K. Taniguchi Ltd. (real estate lessor), since 1989

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Director, American Savings Bank, F.S.B. (HEI subsidiary), since 2002

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Director 2001-2011 and Audit Committee Chair, Hawaiian Electric Company, Inc. (HEI subsidiary)

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Director, Hawaii Electric Light Company, Inc. (HEI subsidiary), 1997-2009

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Director, Maui Electric Company, Limited (HEI subsidiary), 2006-2009

Skills and qualifications for HEI Board service

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Current knowledge of and experience with the business community on the island of Hawaii, which is served by one of HEI's utility subsidiaries, Hawaii Electric Light Company, Inc., from serving in his current chief executive officer positions for the last 23 years.

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Accounting and auditing knowledge and experience gained from obtaining a public accounting certification and working as an auditor and as a controller.

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Extensive corporate and nonprofit board and leadership experience, including from his current service on the boards of Hawaii Employers Mutual Insurance Company and Hawaii Community Foundation and from his role as a director and former Chair of the Hawaii Island Economic Development Board.

 Corporate Governance

What are HEI's governance policies and guidelines?

        In 2011, HEI's Board and management continued to review and monitor corporate governance trends and best practices to comply with the corporate governance requirements of the New York Stock Exchange, regulations of the Securities and Exchange Commission and rules and regulations of the Board of Governors of the Federal Reserve (Federal Reserve) and Office of Thrift Supervision (OTS) applicable to HEI as a thrift holding company. On July 21, 2011, supervision and regulation of HEI, as a thrift holding company, moved from the OTS to the Federal Reserve. As part of an annual review, HEI's bylaws, Corporate Governance Guidelines and charters for the Compensation, Executive and Nominating and Corporate Governance Committees were revised as deemed appropriate by the Board. These documents, as most recently revised, are available on HEI's website at www.hei.com.

What is the Board's leadership structure?

        Since 2006, Mr. Watanabe has served as the nonexecutive Chairman of the Board and Ms. Lau has served as HEI's President and Chief Executive Officer. Since that time, Ms. Lau has also been the only employee director on the Board.

        Mr. Watanabe has served on the Board since 1987, but has never been employed by HEI or any HEI subsidiary. The Board has determined that he is independent. Among the many skills and qualifications that Mr. Watanabe brings to the Board, the Board considered: (i) his extensive experience in corporate and nonprofit governance from serving on other public company, private company and nonprofit boards; (ii) his reputation for effective consensus and relationship building and business and community leadership, including leadership of his former law firm; (iii) his willingness to spend time advising and mentoring members of HEI's senior management; and (iv) his dedication to committing the hard work and time necessary to successfully lead the Board.

        As HEI's Chairman, Mr. Watanabe's key responsibilities are to:

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  lead Board and shareholder meetings and executive sessions of the independent directors, including executive sessions at which the performance of the Chief Executive Officer is evaluated by the Board;

  •
  attend all meetings of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board as an observer and the Executive Committee of the Board as its chair. Since May 2011, Mr. Watanabe attends meetings of the Compensation Committee as a member;

  •
  serve on and/or advise the boards of HEI's primary operating subsidiaries, Hawaiian Electric Company and American Savings Bank, and chair joint executive sessions of the independent directors of HEI and these subsidiary boards;

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  work closely with management to develop meeting agendas and materials for the Board and subsidiary boards;

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  be available to other Board and subsidiary board members and management for questions and consultation; and

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  ensure and facilitate communications among Board members and Board committees and between the Board and management.

        The Board's Corporate Governance Guidelines provide that if the Chairman and Chief Executive Officer positions are held by the same person, as was the case prior to 2006, or if the Board determines that the Chairman is not independent, the independent directors should designate an independent director to serve as "Lead Director". If a Lead Director is designated, the Lead Director's responsibilities are to: (i) preside at Board and shareholder meetings when the Chairman is not present, (ii) preside at executive sessions of the independent directors, (iii) facilitate communication between the independent directors and the Chairman or the Board as a whole, (iv) call meetings of the nonmanagement or independent directors in executive session, (v) participate in approving meeting agendas, schedules and materials for the Board and (vi) perform other functions described in the Corporate Governance Guidelines or as determined by the Board from time to time.

        The Board believes that its current leadership structure, which provides for an independent nonemployee Chairman, or an independent Lead Director if the Chairman is not independent, is appropriate and effective in light of HEI's current operations, strategic plans and overall corporate governance structure. Several reasons support this conclusion. First, the Board believes that having an independent Chairman or Lead Director has been important in establishing a tone at the top for both the Board and the Company that encourages constructive expression of views that may differ from those of senior management. Second, the Board believes that the presence of an independent Chairman or Lead Director, particularly at this time of growing government and investor scrutiny of public and financial company boards, demonstrates to the Company's regulators and shareholders that the Board is committed to serving the best interests of the Company and its shareholders and not the best interests of management. Third, the Board recognizes that HEI has an uncommon corporate governance structure in that the boards of its two primary operating subsidiaries are also composed mostly of nonemployee directors and that the HEI Chairman plays an important leadership role at these subsidiary boards. For instance, in addition to chairing executive sessions of the nonemployee directors and attending meetings of the audit committees of these subsidiary boards, the Chairman leads each subsidiary board in conducting its annual performance self-evaluation and facilitates communications between each of these boards and management of the respective subsidiary company as well as among members of each subsidiary board.

What is the Board's role in risk oversight?

        HEI is a holding company that operates principally through its operating electric public utility and bank subsidiaries. At the holding company and subsidiary levels, the Company faces a variety of risks, including operational risks, regulatory and legal compliance risks, credit and interest rate risks, competitive risks, liquidity risks and strategic and reputational risks. Developing and implementing strategies to manage these risks is the responsibility of management, and that responsibility is carried out by assignments of responsibility to various officers and other employees of the Company under the direction of HEI's Chief Financial Officer, who also serves as HEI's chief risk officer. The role of the Board is to oversee the management of these risks.

        The Board's specific risk oversight functions are as follows:

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  The Board has approved a consolidated enterprise risk management (ERM) system recommended by management. The system is designed to identify and assess risks across the HEI enterprise so that information regarding the Company's risks can be reported to the Board, along with proposed strategies for mitigating these risks. The structure of the ERM system is decentralized, with separate chief risk officers at each of Hawaiian Electric Company and American Savings Bank. The chief risk officer of Hawaiian Electric Company is also responsible for identifying, assessing and reporting risks at HEI's other electric utility subsidiaries that operate on the neighbor islands of Hawaii, Maui, Molokai and Lanai. Each subsidiary chief risk officer reports directly to the respective subsidiary President and functionally to HEI's chief risk officer, who reviews such risks on a consolidated basis. The Board believes that this decentralized risk management structure is appropriate and effective for the Company's diverse operations and holding company structure, because it allows for industry-specific risk identification and management at the subsidiary levels while also ensuring an integrated and consolidated view of risk at the holding company level by HEI's chief risk officer. In connection with approving this ERM system, the Board reviewed a catalog of risks and management's assessment of those risks reported by HEI's chief risk officer. As part of the Board's ongoing risk oversight, HEI's chief risk officer is responsible for providing regular reports to the Board and Audit Committee on the status of those risks, any changes to the risk catalog or management's assessment of those risks, and any other risk management matters that the Board may request from time to time. The Board and Audit Committee also receive reports from HEI's internal auditor evaluating the effectiveness of management's implementation of the approved ERM system.

  •
  The Board has assigned to the Compensation Committee the specific risk oversight responsibility of reviewing whether the Company's compensation policies or practices are reasonably likely to have a material adverse effect on the Company and of recommending new or revised policies and practices to address any such risks identified. Included in this oversight responsibility is the Compensation Committee's review and evaluation of American Savings Bank's compensation practices for compliance with regulatory guidance on sound incentive compensation plans. The Compensation Committee reports the results of its review and any recommendations to the Board. The results of the Compensation Committee's review are also communicated to the Audit Committee through HEI's chief risk officer. Both the Audit and Compensation Committees are composed entirely of independent directors.

  •
  The Board has assigned to the Audit Committee the specific risk oversight responsibilities of (i) reviewing the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, (ii) overseeing HEI's Code of Conduct compliance program and (iii) establishing procedures for direct reporting of potential accounting and auditing issues to the Audit Committee. The Audit Committee reports to the Board each quarter regarding these matters.

  •
  The Board has also assigned to the Audit Committee the responsibility of assisting the Board in overseeing the overall risk management strategy of the Company. In order to assist the Board with overall risk oversight, the Audit Committee is specifically required to discuss policies with respect to risk assessment and risk management, including the guidelines and policies governing the process by which risk assessment and risk management are undertaken at the Company, and to report to the Board the committee's discussion and findings so that the entire Board can consider changes in the Company's risk profile.

  •
  In addition to overall risk oversight by the HEI Board, the boards of HEI's primary operating subsidiaries, Hawaiian Electric Company and American Savings Bank, are specifically responsible for overseeing risks at their respective companies. The Hawaiian Electric Company Board has assigned responsibility for ongoing oversight of risk management to its Audit Committee and the American Savings Bank Board has assigned such responsibility to its new Risk Committee effective January 1, 2012. Under the decentralized ERM structure discussed above, risk management activities at the subsidiary level are reported to these committees and to the subsidiary boards through the subsidiary chief risk officers. The HEI Board and/or Audit Committee may also be invited to participate in risk oversight discussions by these subsidiary boards and/or committees. The information from these subsidiary board and committee sessions are also reported, on at least a quarterly basis, to the HEI Board by the subsidiary chief risk officers (or their representatives), who functionally report to HEI's chief risk officer on risk management matters. These subsidiary boards are composed mostly of nonemployee directors. The subsidiary audit committees are composed entirely of nonemployee directors who meet the independence requirements for audit committee members of companies listed on the New York Stock Exchange.

  •
  At least annually, the Board conducts a strategic planning and risk review. As part of this review, the Board reviews fundamental financial and business strategies and assesses the major risks facing the Company and options to mitigate those risks. To facilitate strategic planning through constructive dialogue among management and Board members, members of management who are not directors may be invited to participate in the review. Based on the review, the Board and senior management, including the HEI chief risk officer, identify key issues to be addressed during the course of the next calendar year.

        The Board believes that risk oversight is one of the areas in which having an independent Chairman or Lead Director is especially important in order to ensure that views that may differ from those of management are expressed. Since the HEI Chairman attends the meetings of the Board, the subsidiary boards and their respective committees, the HEI Chairman is also in a unique position to assist with communications regarding risk oversight and risk management among the Board and its committees, between the subsidiary boards and their respective committees and between directors and management.

How does the Board select nominees for the Board?

        The Board believes that there are skill sets and qualities and attributes that should be represented on the Board as a whole but do not necessarily need to be possessed by each director. The Nominating and Corporate Governance Committee and the Board, thus, considers the qualifications and attributes of directors and director candidates not only individually but also in the aggregate and in light of the current and future needs of HEI and its subsidiaries.

        The Nominating and Corporate Governance Committee of the Board assists the Board in identifying and evaluating persons for nomination or renomination for Board service. To identify qualified candidates for HEI Board membership, the committee may consider persons who are serving on its subsidiary boards as well as persons suggested by Board members, management and shareholders or may retain a third-party search firm to help identify qualified candidates. The committee's evaluation process does not vary based on whether a candidate is recommended by a shareholder.

        Once a person is identified as a potential director candidate, the committee may review publicly available information to assess whether the candidate should be further considered. If so, a committee member or designated representative for the committee will contact the person. If the person is willing to be considered for nomination, the person is asked to provide additional information regarding his or her background, his or her specific skills, experience and qualifications for Board service, and any direct or indirect relationships with the Company. In addition, one or more interviews may be conducted with committee and Board members and committee members may contact one or more references provided by the candidate or others who would have first-hand knowledge of the candidate's qualifications and attributes.

        In evaluating the qualifications and attributes of each potential candidate (including incumbent directors) for nomination or re-nomination, the committee considers:

  •
  the candidate's qualifications, consisting of his/her knowledge (including relevant industry knowledge), understanding of the Company's businesses, experience, skills, substantive areas of expertise, financial literacy, innovative thinking, business judgment, achievements and other factors required to be considered under applicable laws, rules or regulations;

  •
  the candidate's attributes, comprising independence, personal and professional integrity, character, reputation, ability to represent the interests of all shareholders, time availability in light of other commitments, dedication, absence of conflicts of interest, diversity, appreciation of multiple cultures, commitment to deal responsibly with social issues and other stakeholder concerns and other factors that the committee considers appropriate in the context of the needs of the Board;

  •
  familiarity with and respect for corporate governance requirements and practices;

  •
  with respect to incumbent directors, the annual self-evaluation of the individual director, his or her current qualifications and his or her contributions to the Board;

  •
  the current composition of the Board and its committees; and

  •
  intangible qualities of the candidate including the ability to ask difficult questions and, simultaneously, to work collegially with members of the Board, as well as to work effectively with management.

        The Board considers the recommendations of the Nominating and Corporate Governance Committee and then makes the final decision whether to re-nominate incumbent directors and whether to approve and extend an invitation to a candidate to join the Board upon appointment or election, subject to any approvals required by law, rule or regulation.

Does the Board consider diversity in identifying nominees for the Board?

        In assisting the Board to identify qualified director candidates, the Nominating and Corporate Governance Committee considers whether the candidate would contribute to the expertise, skills and professional experience, as well as to the diversity of the Board in terms of race, ethnicity, gender, age and cultural background. The Board believes it functions most effectively with members who collectively possess a range of substantive expertise, skills and experience in areas that are relevant to leading HEI in accordance with the Board's fiduciary responsibilities. The Board also believes that having a board composed of members who can collectively contribute a range of perspectives, including perspectives that may arise from a person's gender or ethnicity, improves the quality of the Board's deliberations and decisions because it enables the Board to view issues from a variety of angles and, thus, more thoroughly and completely. As the Company's operations and strategic plans and the Board's composition may evolve over time, the Nominating and Corporate Governance Committee is charged with identifying and assessing the appropriate mix of knowledge areas, qualifications and personal attributes contributed by Board members that will bring the most strategic and decision-making advantages to HEI.

        With operations almost exclusively in the state of Hawaii, it is natural and advantageous that our Board be composed largely of members who live and work in the state and have firsthand knowledge of and experience with our customer base and political and regulatory environment. Since a large pool of potential candidates for Board membership come from this state, the Board benefits from the unique racial diversity that exists in Hawaii. If the shareholders vote to elect the three director nominees proposed by the Board for election at the Annual Meeting, the resulting composition of the Board would be as follows: four directors (or 44.4%) who are Caucasian, four directors (or 44.4%) who are Asian American and one director (or 11.1%) who is Caucasian, Asian American and native Hawaiian. Two (or 22.2%) of such nine directors, including a current nominee, are female.

        The Board also recognizes that, due to Hawaii's geographic isolation from the continental United States and the comparatively small number of publicly-traded companies, banks and regulated utilities based in Hawaii, the Board also benefits from having among its members directors who have gained business experience at companies located in other states because those Board members contribute valuable information about experiences they have had working at or serving on the boards of other public companies and companies in similar industries, which also contributes to the breadth of perspectives on the Board.

 How can shareholders communicate with the directors?

        Interested parties, including shareholders, desiring to communicate with the Board, any individual director or the independent directors as a group regarding matters pertaining to the business or operations of HEI may address their correspondence in care of the Corporate Secretary, Hawaiian Electric Industries, Inc., P.O. Box 730, Honolulu, HI 96808-0730. The HEI Corporate Secretary may review, sort and summarize all such correspondence in order to facilitate communications to the Board. In addition, the HEI Corporate Secretary has the authority and discretion to handle any director communication that is an ordinary course of business matter—including routine questions, complaints, comments and related communications that can appropriately be handled by management. Directors may at any time request copies of all correspondence addressed to them. The charter of the HEI Audit Committee, which is available for review at www.hei.com, sets forth procedures for submitting complaints or concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters on a confidential, anonymous basis.

 Board of Directors

Who are the independent directors of the Board?

        Under HEI's Corporate Governance Guidelines, a majority of Board members must qualify as independent under the listing standards of the New York Stock Exchange (NYSE) and any additional requirements as determined by the Board from time to time.

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  For a director to be considered independent under NYSE listing standards, the Board must determine that the director does not have any direct or indirect material relationship with HEI or its subsidiaries apart from his or her service as a director. The NYSE listing standards also specify circumstances under which a director may not be considered independent, such as when the director has been an employee of the Company within the last three fiscal years, if the director has had certain relationships with the Company's external or internal auditor within the last three fiscal years or when the Company has made or received payments for goods or services to entities with which the director or an immediate family member (as defined by NYSE) of the director has specified affiliations and the aggregate amount of such payments in any year within the last three fiscal years exceeds the greater of $1 million or 2% of such entity's consolidated gross revenues for the last fiscal year.

  •
  The Board has also adopted Categorical Standards for Director Independence (HEI Categorical Standards), which are available for review on HEI's website at www.hei.com. The HEI Categorical Standards specify circumstances under which a director may not be considered independent. In addition to the circumstances that would preclude independence under the NYSE listing standards, the HEI Categorical Standards provide that a director is not independent if HEI and its subsidiaries have made charitable contributions to a nonprofit organization for which the director serves as an executive officer and the aggregate amount of such contributions in any single fiscal year of the nonprofit organization within the last three fiscal years exceeds the greater of $1 million or 2% of such organization's consolidated gross revenues for the last fiscal year.

        The Nominating and Corporate Governance Committee and the Board considered the information below, which was provided by the directors and director nominees and/or by HEI or its subsidiaries, concerning relationships between (i) HEI or its subsidiaries and (ii) the director, director nominee, the director's or director nominee's immediate family members (as defined by NYSE) or entities with which any of the directors, director nominees or immediate family members have certain affiliations. Based on its consideration of the relationships described below and the recommendations of the Nominating and Corporate Governance Committee, the Board determined that all of the nonemployee directors and director nominees of HEI (Messrs. Fargo, Myers, Russell, Scott, Taketa, Taniguchi and Watanabe and Ms. Fowler) are independent. The remaining director, Ms. Lau, is the only employee director of HEI and therefore is not independent. In addition, the Board had previously determined that Messrs. Carroll and Li, whose service on the Board ended when their terms expired at the 2011 Annual Meeting of Shareholders, and Dr. Daniel, who resigned from the Board at the 2011 Annual Meeting of Shareholders, were independent.

  •
  With respect to Messrs. Scott and Taniguchi, the Board considered amounts paid during the last three fiscal years to purchase electricity from HEI subsidiaries, Hawaiian Electric Company or Hawaii Electric Light Company (the sole public utilities providing electricity to the islands of Oahu and Hawaii, respectively), by entities employing these directors. None of the amounts paid by these entities for electricity (excluding pass-through surcharges for fuel and for Hawaii state revenue taxes) within the last three fiscal years exceeded the thresholds in the NYSE listing standards or HEI Categorical Standards that would automatically result in a director not being independent (i.e., the greater of $1 million or 2% of such entity's consolidated gross revenues for the last fiscal year). The Board also considered that Hawaiian Electric Company and Hawaii Electric Light Company are the sole source of electric power on the islands of Oahu and Hawaii, respectively, and that the rates charged by these public utilities for electricity are fixed by state regulatory authority. Since purchasers of electricity from Hawaiian Electric Company and Hawaii Electric Light Company have no choice as to supplier and no ability to negotiate rates or other terms, the Board determined that these relationships do not impair the independence of these directors.

  •
  With respect to Messrs. Scott and Taketa, the Board considered the amount of charitable contributions during the last three fiscal years from HEI and its subsidiaries to nonprofit organizations where these directors serve as executive officers. None of the contributions made to such nonprofit organizations within the last three fiscal years exceeded the threshold in the HEI Categorical Standards that would automatically result in a director not being independent (i.e., the greater of $1 million or 2% of such organization's consolidated gross revenues for the last fiscal year). The Board also considered the fact that Company policy requires that charitable contributions from HEI or its subsidiaries to entities where an HEI director serves as an executive officer, and where the director has a direct or indirect material interest, and the aggregate amount donated by HEI and its subsidiaries to such organization would exceed $120,000 in any single fiscal year, be preapproved by the Nominating and Corporate Governance Committee and ratified by the Board.

  •
  With respect to Mr. Watanabe, the Board considered a preferential rate mortgage loan in effect prior to January 2011 made to him by HEI's subsidiary, American Savings Bank, which loan was described under "Other Relationships and Related Person Transactions—Are there any related person transactions with HEI or its subsidiaries?" in the proxy statement for the 2011 Annual Meeting of Shareholders, and determined that this loan did not affect his independence. As of June 30, 2006, American Savings Bank no longer extends preferential rate loans to directors and, since January 2011, no HEI nonemployee director has had a preferential rate mortgage loan from American Savings Bank.

  •
  With respect to Messrs. Fargo, Myers, Scott, Taniguchi and Watanabe, the Board considered other director or officer positions held by those directors at entities for which an HEI officer serves as a director or trustee and determined that none of these relationships affected the independence of these directors. None of these relationships resulted in a compensation committee interlock or would automatically preclude independence under the NYSE listing standards or HEI Categorical Standards.

 How often did the Board meet in 2011?

        In 2011, there were seven regular meetings and one special meeting of the Board. All directors attended at least 75% of the combined total number of meetings of the Board and Board committees on which they served.

Does the Board meet in executive session without management present?

        The nonemployee directors meet regularly in executive sessions without management present. In 2011, these sessions were chaired by Mr. Watanabe, who is the Chairman of the Board and an independent nonemployee director. Mr. Watanabe may request from time to time that other nonemployee directors chair the executive sessions.

Did all directors attend last year's Annual Meeting?

        Eight of HEI's nine directors attended the 2011 Annual Meeting of Shareholders. HEI encourages all directors to attend each year's Annual Meeting of Shareholders.

Does the Board evaluate itself?

        The Board conducts annual evaluations to determine whether it and its committees are functioning effectively. As part of the evaluation process, each member of the Audit, Compensation and Nominating and Corporate Governance Committees annually evaluates the performance of each committee on which he or she serves. Each director up for reelection also evaluates his or her own performance. Beginning with evaluations conducted in early 2012, each nonemployee director completes a peer evaluation of each of the other nonemployee directors. The evaluation process is overseen by the Nominating and Corporate Governance Committee, in consultation with the Chairman. The Chairman meets with each director individually to provide feedback from the peer evaluations.

 Committees of the Board

What committees has the Board established and how often did they meet?

        The Board has four standing committees: Audit, Compensation, Executive and Nominating and Corporate Governance. Members of these committees are appointed annually by the Board, taking into consideration the recommendations of the Nominating and Corporate Governance Committee. The table below shows committee members during 2011 and the number of meetings each committee held in 2011.

Name	Audit	Compensation	Executive	Nominating and Corporate Governance

Don E. Carroll (1)		X

Shirley J. Daniel (2)	X

Thomas B. Fargo		X(3)		X

Peggy Y. Fowler (4)	X

Constance H. Lau (5)			X

Victor H. Li (1)		X

A. Maurice Myers		X

Keith P. Russell (4)	X

James K. Scott (6)	X			X

Kelvin H. Taketa				X(3)

Barry K. Taniguchi	X(3)		X

Jeffrey N. Watanabe (7)		X	X(3)

Number of Meetings in 2011	4	5	0	3

(1)
The service of Messrs. Carroll and Li on the Board and Compensation Committee ended upon expiration of their terms as directors of HEI on May 10, 2011.

(2)
Dr. Daniel resigned from the Board and Audit Committee effective May 10, 2011.

(3)
Committee Chairperson.

(4)
Ms. Fowler and Mr. Russell joined the Audit Committee on May 10, 2011.

(5)
Ms. Lau is an employee director. All other directors have been determined to be independent. See "Board of Directors—Who are the independent directors of the Board?" above.

(6)
Dr. Scott ended his service on the Audit Committee on May 10, 2011.

(7)
Mr. Watanabe was appointed to the Compensation Committee in May of 2011.

What are the primary functions of each of the four committees?

        The primary functions of HEI's standing committees are described below. Each committee operates and acts under written charters that are approved by the Board and available for review on HEI's website at www.hei.com. Each of the Audit, Compensation and Nominating and Corporate

Governance Committees may form subcommittees of its members and delegate authority to its subcommittees.

  Audit Committee

        The Audit Committee is responsible for overseeing (i) HEI's financial reporting processes and internal controls, (ii) the performance of HEI's internal auditor, (iii) risk assessment and risk management policies set by management and (iv) the Corporate Code of Conduct compliance program for HEI and its subsidiaries. In addition, this committee is directly responsible for the appointment, compensation and oversight of the independent registered public accounting firm that audits HEI's consolidated financial statements and maintains procedures for receiving and reviewing confidential reports to the committee of potential accounting and auditing concerns. See "Audit Committee Report" below for additional information about the Audit Committee.

        All Audit Committee members are independent and qualified to serve on this committee pursuant to NYSE and SEC requirements and the Audit Committee meets the other applicable requirements of the Securities Exchange Act of 1934. None of the Audit Committee members serve on the audit committees of more than two other public companies.

  Compensation Committee

        The responsibilities of the Compensation Committee include (i) overseeing the compensation plans and programs for employees, executives and nonemployee directors of HEI and its subsidiaries, including equity and incentive plans; (ii) reviewing the extent to which risks that may arise from the Company's compensation policies and practices, if any, may have a material adverse effect on the Company and recommending changes to address any such risks; (iii) evaluating the compliance of American Savings Bank's incentive compensation practices under the principles for sound incentive compensation plans for banking organizations and (iv) assessing the independence of any compensation consultant involved in determining or recommending director or executive compensation. See "Compensation Discussion and Analysis—Compensation Process" and "Other Relationships and Related Person Transactions—Compensation Committee Interlocks and Insider Participation" below for additional information about the Compensation Committee.

        All Compensation Committee members are independent and qualified to serve on this committee pursuant to NYSE requirements and also qualify as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. All of the members of the Compensation Committee qualify as "nonemployee directors" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934. A member of the board of directors of each of Hawaiian Electric Company and American Savings Bank attends meetings of the Compensation Committee as a nonvoting representative of such director's subsidiary board.

  Executive Committee

        The Executive Committee may exercise the power and authority of the Board when it appears to its members that action is necessary and a meeting of the full Board is impractical. It may also consider other matters concerning HEI that may arise from time to time between Board meetings. The committee is currently composed of the Chairman of the Board, who chairs the committee, the Audit Committee Chairperson and the HEI President and Chief Executive Officer.

  Nominating and Corporate Governance Committee

        The functions of the Nominating and Corporate Governance Committee include (i) evaluating the background and qualifications of potential nominees for the Board and for the boards of HEI's subsidiaries, (ii) recommending to the Board the director nominees to be submitted to shareholders for election at the next Annual Meeting, (iii) assessing the independence of directors and nominees, (iv) recommending the slate of executive officers to be appointed by the Board and subsidiary boards, (v) advising the Board with respect to matters of Board and committee composition and procedures, (vi) overseeing the annual evaluation of the Board and individual directors, (vii) overseeing talent development and succession planning for senior executive positions and (viii) making recommendations to the Board and the boards of HEI's subsidiaries regarding corporate governance and board succession planning matters. See "Corporate Governance" above for additional information regarding the activities of the Nominating and Corporate Governance Committee.

 Director Compensation

How is director compensation determined?

        The Board believes that a competitive compensation package is necessary to attract and retain individuals with the experience, skills and qualifications needed for the challenging role of serving as a director of a publicly traded company with a unique blend of highly regulated industries. The Board chooses to compensate nonemployee directors using a mix of cash and HEI Common Stock to allow for an appropriate level of compensation for services, including stock awards designed to align the interests of directors with those of HEI shareholders. Only nonemployee directors are compensated for their service as directors. Ms. Lau, who is the only employee director of HEI, does not receive separate or additional compensation for serving as a director.

        The Compensation Committee recommends nonemployee director compensation to the Board. In 2010, the committee asked its independent compensation consultant, Frederic W. Cook & Co. Inc. (Fred Cook & Co.), to conduct an evaluation of HEI's nonemployee director compensation practices. Fred Cook & Co. assessed the structure of HEI's nonemployee director compensation program and its value compared to competitive market practices of financial services and utility peer companies, similar to the assessments used in its executive compensation review, which is described under "Compensation Discussion and Analysis—Compensation Elements—How does HEI determine the amount for each element?" below. The 2010 analysis took into consideration the duties and scope of responsibilities of directors, especially in light of HEI's unique business and regulatory structure. The Compensation Committee reviewed the analysis in determining its recommendations to the Board concerning the appropriate nonemployee director compensation, including cash retainers, stock awards and meeting fees, and the Board approved the Compensation Committee's recommendations to be effective on January 1, 2011. Although Ms. Lau is a member of the HEI Board, neither she nor any other executive officer of the Company participated in the determination of nonemployee director compensation.

        Retainer.    The following is the 2011 cash retainer schedule for nonemployee directors of HEI, including those who also serve as directors of certain HEI subsidiaries. Cash retainers were paid in quarterly installments. Nonemployee directors of HEI who serve on HEI Board committees received fees for service on such committees in 2011 as indicated below. No separate fees are paid to HEI directors for service on subsidiary company boards, although the subsidiary companies pay an allocable portion of the overall fee for an HEI director who serves on the applicable subsidiary board. HEI directors who serve on committees of subsidiary boards received fees in 2011 for such committee service, as shown below.

2011
HEI Nonexecutive Chairman of the Board	$250,000
HEI Director	65,000
HEI Audit Committee Chair	15,000
HEI Compensation Committee Chair	15,000
HEI Nominating and Corporate Governance Committee Chair	10,000
HEI Audit Committee Member	6,000
HEI Compensation Committee Member	6,000
HEI Nominating and Corporate Governance Committee Member	4,000
American Savings Bank Audit Committee Chair	12,500
Hawaiian Electric Company Audit Committee Chair	10,000
American Savings Bank Audit Committee Member	5,000
Hawaiian Electric Company Audit Committee Member	4,000

        An American Savings Bank Risk Committee was established effective January 1, 2012. The chair of the American Savings Bank Risk Committee will receive an annual cash retainer of $10,000 and other nonemployee members of the committee will receive an annual cash retainer of $4,000. In order to bring the American Savings Bank Audit Committee fees into alignment with those of the American Savings Bank Risk Committee and Hawaiian Electric Company Audit Committee, the annual cash retainers for the American Savings Bank Audit Committee Chair and members were reduced to $10,000 and $4,000, respectively, effective January 1, 2012.

        Meeting Fees.    Nonemployee directors of HEI and its subsidiary company boards are also entitled to meeting fees for each committee meeting attended (as member or chair) after the minimum number of meetings specified below.

HEI Audit Committee	$1,500 per meeting after 6 meetings
American Savings Bank Audit Committee	$1,000 per meeting after 8 meetings
Hawaiian Electric Company Audit Committee	$ 750 per meeting after 8 meetings
HEI Nominating and Corporate Governance Committee	$1,500 per meeting after 6 meetings
HEI Compensation Committee	$1,500 per meeting after 6 meetings

        Stock Awards.    On June 30, 2011, each HEI nonemployee director received shares of HEI Common Stock with a value equal to $75,000 as an annual grant under HEI's 2011 Nonemployee Director Stock Plan (2011 Director Plan), which was approved by HEI shareholders on May 10, 2011, for the purpose of further aligning directors' and shareholders' interests. The number of shares issued to each HEI nonemployee director was determined based on the closing sales price of HEI Common Stock on the New York Stock Exchange on June 30, 2011. Stock grants to nonemployee directors under the 2011 Director Plan are made annually on the last business day in June.

        Retirement Benefit.    Pursuant to the termination of the HEI Nonemployee Director Plan on December 17, 1996, previously retired directors continue to receive benefits in accordance with the terms of the plan. Upon his retirement from service as a director, Mr. Myers is eligible to receive benefits from the plan in an annual amount of $15,000, paid quarterly, for a period equal to the number of years of his active service through December 31, 1996 (6 years). All benefits payable under the plan, whether commenced or not, cease upon the death of the nonemployee director.

        Deferred Compensation.    Nonemployee directors may elect to participate in the HEI Nonemployee Directors' Deferred Compensation Plan, as amended January 1, 2009, which allows any nonemployee director to defer compensation from HEI for service as a director. The plan allows for either lump sum or installment distributions upon the retirement of the director. Upon the death of the director, the balance of the deferred account will be distributed in a lump sum to a designated beneficiary. Nonemployee directors are also eligible to participate in the HEI Deferred Compensation Plan implemented in 2011 and described under "Compensation Discussion and Analysis—Compensation Elements—May named executive officers participate in nonqualified deferred compensation plans?" below.

        Health Benefits.    Directors, at their election and at their cost, may participate in the group employee medical, vision and dental plans generally made available to HEI, Hawaiian Electric Company or American Savings Bank employees.

 Director Compensation Table

        The table below shows compensation paid to the HEI nonemployee directors in 2011.

2011 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (5)	Stock Awards ($) (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (7)	Total ($)
Don E. Carroll (1)	56,991	40,000	—	96,991
Shirley J. Daniel (2)	54,480	40,000	—	94,480
Thomas B. Fargo	84,000	75,000	—	159,000
Peggy Y. Fowler (3)	64,038	75,000	—	139,038
Victor H. Li (1)	25,552	—	—	25,552
A. Maurice Myers	71,000	75,000	5,373	151,373
Keith P. Russell (3)	65,038	75,000	—	140,038
James K. Scott	71,159	75,000	—	146,159
Kelvin H. Taketa	75,000	75,000	—	150,000
Barry K. Taniguchi	93,940	75,000	—	168,940
Jeffrey N. Watanabe, Chairman (4)	318,857	75,000	—	393,857

(1)
The service of Messrs. Carroll and Li on the HEI Board ended upon expiration of their terms as HEI directors on May 10, 2011. The fees shown above for Mr. Carroll include his 2011 service on the Hawaiian Electric Company Board and Audit Committee, which began in May 2011, and as the Hawaiian Electric Company Board's non-voting representative to the HEI Compensation Committee, which began in October 2011.

(2)
Dr. Daniel resigned from the HEI Board effective May 10, 2011 but continued to serve on the American Savings Bank Board after that date. The fees shown for Dr. Daniel above include fees for her 2011 service on the American Savings Bank Board after her service on the HEI Board ended and for her 2011 service on the American Savings Bank Audit Committee.

(3)
Ms. Fowler and Mr. Russell were elected to the HEI Board on May 10, 2011. The fees shown for Ms. Fowler and Mr. Russell above include fees for their 2011 service prior to May 10, 2011 on the boards of Hawaiian Electric Company and American Savings Bank, respectively, and for their 2011 service on the audit committees of Hawaiian Electric Company and American Savings Bank, respectively.

(4)
Mr. Watanabe's fees were for service as director and Chairman of the HEI Board and, beginning in May 2011, as a member of the Compensation Committee. He also served on the American Savings Bank board, the HEI Executive Committee and the American Savings Bank Executive Committee throughout the year, and on the board of Hawaiian Electric Company through May 10, 2011. As explained above, HEI directors do not receive additional compensation for service on the boards of HEI's subsidiaries. His responsibilities are described above under the heading "Corporate Governance—What is the Board's leadership structure?"

(5)
See detail of cash retainers for Board and committee service below.

(6)
As discussed above under "Director Compensation—How is director compensation determined?", HEI nonemployee directors received shares of HEI Common Stock valued at $75,000 as the annual grant to HEI directors under the HEI 2011 Nonemployee Director Stock Plan. As indicated in notes (1) and (2) above, Mr. Carroll and Dr. Daniel served on the Hawaiian Electric Company and American Savings Bank Boards, respectively, after the end of their service on the HEI Board in May 2011. On June 30, 2011, each of Mr. Carroll and Dr. Daniel received shares of HEI Common Stock valued at $40,000 as the annual grant under the HEI 2011 Nonemployee Director Stock Plan for directors of HEI subsidiaries who do not also serve on the HEI Board.

(7)
Pension benefits for Mr. Myers were frozen in 1996, when the HEI Nonemployee Director Retirement Plan was terminated. Accordingly, he no longer receives credit for his service after 1996 under that Plan. The change in pension value reflects only the change in his age and change in actuarial factors, such as discount rate and mortality assumptions.

        The table below shows cash retainers paid to HEI nonemployee directors for board and committee service (including subsidiary boards and committees) in 2011.

Detail of Cash Retainers for Board and Committee Service
Name	HEI Board Retainer ($)	HEI Comm. Retainer ($)	HEI Chairman of the Board Retainer ($)	HECO Board Retainer ($)	HECO Audit Comm. Retainer ($)	HECO Rep to Comp Comm. Retainer ($)	ASB Board Retainer ($)	ASB Audit Comm. Retainer ($)	Total ($)
Don E. Carroll	23,393	2,159	—	25,714	2,572	1,353	—	1,800	56,991
Shirley J. Daniel	23,393	2,159	—	—	—	—	25,714	3,214	54,480
Thomas B. Fargo	65,000	19,000	—	—	—	—	—	—	84,000
Peggy Y. Fowler	41,786	3,857	—	14,395	4,000	—	—	—	64,038
Victor H. Li	23,393	2,159	—	—	—	—	—	—	25,552
A. Maurice Myers	65,000	6,000	—	—	—	—	—	—	71,000
Keith P. Russell	41,786	3,857	—	—	—	—	14,395	5,000	65,038
James K. Scott	65,000	6,159	—	—	—	—	—	—	71,159
Kelvin H. Taketa	65,000	10,000	—	—	—	—	—	—	75,000
Barry K. Taniguchi	65,000	15,000	—	—	1,440	—	—	12,500	93,940
Jeffrey N. Watanabe, HEI Chairman	65,000	3,857	250,000	—	—	—	—	—	318,857

 Proposal No. 2: Advisory Vote to Approve HEI'S Executive Compensation

        Consistent with the advisory vote of our shareholders at the 2011 Annual Meeting of Shareholders, the Board has determined to hold an advisory vote to approve HEI's executive compensation (commonly referred to as a "say-on-pay" vote) each year until the next shareholder advisory vote on the frequency of say-on-pay votes. Under the Dodd-Frank Act, a company must hold such a frequency vote at least once every six years. HEI will hold its next advisory vote on the frequency of say-on-pay votes no later than 2017.

        Like last year, this year's say-on-pay vote gives HEI's shareholders the opportunity to endorse or not endorse the Company's executive compensation program through their vote on the following resolution:

          Resolved: that shareholders approve HEI's executive compensation, including its executive compensation policies and practices and the compensation for the named executive officers, as set forth under "Compensation Discussion and Analysis" and "Executive Compensation" in the Proxy Statement for the 2012 Annual Meeting of Shareholders.

        We urge you to read the "Compensation Discussion and Analysis" and "Executive Compensation" portions of this Proxy Statement that follow this proposal. These sections provide detailed information on the Company's executive compensation policies and practices and the compensation of our named executive officers. The Compensation Committee and Board believe that HEI's executive compensation program is properly designed to incentivize a high level of business performance that creates value for shareholders and to attract, motivate and retain the highly qualified executives necessary to generate and sustain such value.

        While the say-on-pay vote is nonbinding, the Board and Compensation Committee will consider the vote results when evaluating HEI's executive compensation program. HEI will continue to engage regularly with shareholders concerned with executive compensation or any other legitimate matter. Shareholders wishing to communicate with the Board or management should visit our website at www.hei.com and view "Contact Information."

        YOUR BOARD AND COMPENSATION COMMITTEE RECOMMEND THAT YOU VOTE "FOR" APPROVAL OF THE RESOLUTION APPROVING HEI'S EXECUTIVE COMPENSATION.

 Compensation Committee Report

        The Compensation Committee, which is composed solely of independent directors of the Board, has reviewed and discussed with management the Compensation Discussion and Analysis that follows. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into HEI's 2011 Annual Report on Form 10-K.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE
HEI BOARD OF DIRECTORS
Thomas B. Fargo, Chairperson
A. Maurice Myers
Jeffrey N. Watanabe

 Compensation Discussion and Analysis

Executive Summary

Objectives and Compensation Components

        Our executive compensation program is designed to: (i) pay for performance, (ii) align the interests of executives with those of our shareholders, (iii) attract, motivate and retain talented executives who can drive the Company's success and (iv) ensure that the cost of executive compensation is reasonable.

        The primary components of executive compensation are base salary, annual incentives (based on achieving performance goals over a one-year period), long-term incentives (contingent on meeting performance goals over rolling three-year periods) and service-based grants of restricted stock units (RSUs) vesting over four years. Other named executive officer benefits include double-trigger change-in-control agreements, eligibility to participate in retirement and nonqualified deferred compensation plans, and limited perquisites. Named executive officer compensation is described in greater detail in the remainder of this Compensation Discussion and Analysis and in the "Executive Compensation" section of this Proxy Statement.

Executive Compensation Practices

        The table below highlights our current executive compensation practices—both what we do (to drive performance) and what we don't do (in order to protect our shareholders' long-term interests):

Our Executive Compensation Practices (What We Do)	See Page

• Tie pay to performance	31
• Balance short-term and long-term compensation to promote sustained performance over time	42
• Review tally sheets when making compensation decisions	36
• Mitigate risk through clawback policy, retention requirements and multiple performance metrics	34
• Double-trigger change-in-control agreements	48
• Peer benchmarking	38
• Stringent stock ownership and retention requirements throughout employment with the Company	35, 67
• Compensation Committee use of an independent compensation consultant	34
• Prohibit employees from speculating in Company stock	67

Practices We Do Not Employ (What We Don't Do)	See Page

• No employment contracts	*
• No tax gross ups, except under the Executive Death Benefit Plan, which was frozen in 2009	49
• No significant perquisites	49
• No compensation programs that are reasonably likely to create material risk to the Company	34
• No repricing of underwater stock options	*

*
No separate page reference.

2011 Program Changes

        The Compensation Committee and Board made the following changes in 2011 to further strengthen our executive compensation program:

  •
  For employees (including executive officers) who join HEI or its utility subsidiary at any time after May 1, 2011, retirement benefits have been restructured to reduce costs over the long term. The changes include decreasing the benefit under the defined benefit pension plan and providing for limited matching contributions under HEI's 401(k) Plan. This change did not, however, affect any of the named executive officers, all of whom were employed prior to May 1, 2011.

  •
  Operations and Maintenance Expense Management was added as a metric for evaluating annual performance of utility executives. This metric is part of the utility's balanced scorecard of performance metrics and incentivizes utility executives to seek better methods to perform operations and maintenance projects. This new metric was used for purposes of the compensation of Mr. Rosenblum, who is the only named executive officer who is a utility employee.

2011 Performance

        2011 was a year of significant progress and accomplishment for HEI and its utility and bank subsidiaries. Highlights of our 2011 performance include the following:

  •
  Our 2011 total shareholder return (TSR) of 22.1% exceeded our 2010 TSR of 15.3% and outperformed the 2011 TSR of the S&P 500 Index and of our utility and banking industry peers, which had TSRs of 2.1%, 20.0% and -5.2%, respectively.

  •
  We grew HEI's consolidated net income by 21%, earning net income of $138 million, up from $114 million in 2010 and resulting in 2011 diluted earnings per share (EPS) of $1.44 compared to $1.21 diluted EPS in 2010.

  •
  HEI also achieved gains in consolidated return on average common equity (ROACE), growing consolidated ROACE from 7.8% in 2010 to 9.2% in 2011.

  •
  In 2011, Hawaiian Electric Company (HEI's electric utility subsidiary) continued to focus on its critical role in achieving the state's clean energy goals, among the most aggressive in the nation. Hawaiian Electric Company successfully implemented a new regulatory model (called "decoupling") on Oahu. This new model delinks revenues from kilowatt-hour sales and supports the utility's efforts to achieve Hawaii's clean energy goals. In July 2011, Hawaiian Electric Company obtained an interim decision in its 2011 rate case, resulting in an annualized revenue increase of $53.2 million, largely to help recover costs and investments to increase the use of clean energy sources and maintain and improve reliable service to its customers. In addition, the utility and its subsidiaries completed additional power purchase agreements for energy produced from solar, wind and geothermal sources and fuel contracts for renewable biofuels to replace fossil fuel in its generating units to help Hawaii achieve its goal of 40% of energy produced from renewable sources by 2030.

  •
  In 2011, American Savings Bank (HEI's bank subsidiary) continued its solid performance in a challenging business environment. The bank recorded strong profitability metrics that compare favorably to its high performing peers, including $59.8 million in net income, a 1.23% return on assets, a 4.12% net interest margin and a 57% efficiency ratio for the year, as well as grew its loan portfolio by 4.2%. The bank achieved these results while prudently managing risks and maintaining a quality balance sheet, as reflected by its low net charge-off ratio of 0.49%.

        Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for a more detailed description of our 2011 results.

Pay for Performance

        Pay for performance is a fundamental principle of our approach to executive compensation. For this reason, more than half of our named executive officers' (NEO) 2011 target total direct compensation (components in chart below) depends on achievement of pre-established performance goals.

        The compensation our named executive officers earned for 2011 reflects the strong performance summarized above as well as our performance over the three-year period that ended December 31, 2011:

  •
  HEI consolidated net income and HEI return on average common equity (ROACE) were the key metrics for 2011 annual incentives for Ms. Lau and Messrs. Ajello and Richardson. Performance with respect to each of these metrics was between minimum and target and resulted in payouts at 88.5% of target for these executives. Mr. Rosenblum, President and CEO of Hawaiian Electric Company, and Mr. Wacker, President and CEO of American Savings Bank, had different metrics for their 2011 annual incentives. Performance in the applicable metrics for Messrs. Rosenblum and Wacker resulted in payouts at 102.1% of target and 131.2% of target, respectively, for these executives. For further detail, please see "What was HEI's 2011 annual incentive plan and were there any payouts?" below.

  •
  Long-term incentives comprise a significant portion of each named executive officer's compensation. For the three-year period that ended December 31, 2011, long-term incentives for Ms. Lau and Messrs. Ajello, Richardson and Rosenblum were based on HEI's three-year ROACE and HEI's three-year total shareholder return (TSR) as compared to that of the Edison Electric Institute. Mr. Rosenblum also had an additional metric (Hawaiian Electric Company ROACE) for this performance period. Despite HEI and Hawaiian Electric Company's strong performance in 2011, the improvement in HEI and Hawaiian Electric Company ROACE over the three-year period was slower than originally anticipated, resulting in performance at below minimum for these performance metrics. HEI TSR performance was at the minimum level for the performance period. In accordance with these results, 2009-2011 incentives for Ms. Lau and Messrs. Ajello, Richardson and Rosenblum paid out at 31.5% of target. Mr. Wacker did not participate in the 2009-2011 long-term incentive plan because he first joined the HEI enterprise in late 2010. For further detail, please see "What was HEI's 2009-2011 long-term incentive plan and were there any payouts?" below.

CEO Compensation and Company Performance Relative to Peer Group

        In order to validate our pay for performance philosophy, the Compensation Committee also looks at historical data on various financial metrics for the Company relative to its peer group of companies.

The chart below shows HEI's approximate percentile ranking versus peers on various metrics in 2010 (the latest period for which information from other companies was available), as well as the approximate percentile rank of HEI's Chief Executive Officer's total direct compensation versus peers.

*
In the chart above, CEO Total Direct Compensation is comprised of base salary for the year, annual incentive compensation received for the year, the target opportunity of long-term incentives granted during the year and restricted stock units granted in the year.

        The Compensation Committee and Board believe that our executive compensation program reflects best practices and is structured to encourage participants to build long-term value in the Company for the benefit of our shareholders and all stakeholders.

Compensation Process

  Who is responsible for determining appropriate executive compensation?

        The Compensation Committee recommends compensation programs for executives of HEI and its subsidiaries, subject to approval by the Board or applicable subsidiary board. The committee may retain consultants and advisors to advise it in fulfilling its responsibilities. Each year the committee holds lengthy discussions, with and without management present, to consider best pay practices; evaluate recommendations from its consultants, advisors or management; and approve compensation programs.

        The Board evaluates the performance of the HEI President and Chief Executive Officer in light of corporate goals and objectives relevant to her compensation. The Compensation Committee, with the assistance of its independent compensation consultant, recommends to the Board a compensation package for HEI's President and Chief Executive Officer based on the Board's evaluation. The independent directors consider the committee's recommendation and decide whether to approve the compensation package.

  Can the Compensation Committee modify or terminate executive compensation programs?

        The Compensation Committee may amend, suspend or terminate any incentive program or other executive compensation program, or any individual executive's participation in such programs. The committee has discretion to reduce or, except to the extent an award or payout is intended to satisfy the requirements for deductibility under Section 162(m) of the Internal Revenue Code, increase the size of any award or payout. HEI's incentive compensation plans and awards are designed to comply with Section 162(m), although the Compensation Committee reserves the right to award compensation even when not deductible if it is reasonable and appropriate to do so.

        In making compensation determinations, the Compensation Committee will consider financial accounting and tax consequences, if appropriate. For instance, as noted above, the committee takes into account tax deductibility in establishing executive compensation. As another example, the committee may determine that there should not be any incentive payout that would result solely from a new way of accounting for a financial measure.

  Who is the compensation consultant and what is the consultant's role?

        Frederic W. Cook & Co. Inc. (Fred Cook & Co.) is the independent compensation consultant engaged by the Compensation Committee to provide advice and data with respect to executive compensation matters. Fred Cook & Co. assists the committee by (i) reviewing and advising the committee on HEI's executive compensation policies and practices; (ii) evaluating and determining the appropriate competitive peer groups for benchmarking purposes; and (iii) examining and recommending the compensation components and pay ranges for the named executive officers.

        In February 2011, Fred Cook & Co. concluded its executive compensation review on behalf of the Compensation Committee, which included the selection of peer companies for HEI and its subsidiaries and a comparison of HEI, Hawaiian Electric Company and American Savings Bank executive compensation against executive compensation for such peer companies. After extensive deliberations in committee meetings held over the course of three months, and after receipt of the report from Fred Cook & Co., the committee reached its determinations with respect to 2011 compensation for the named executive officers. The results of Fred Cook & Co.'s review and the determinations made by the committee are discussed below.

  What is the role of executive officers in determining executive officer compensation?

        In 2011 and with the permission of the Compensation Committee, HEI executive officers discussed with Fred Cook & Co. the compensation philosophy of the Company and its methodology and metrics for computing executive incentives. Human resources and finance personnel provided data in response to requests from the committee and Fred Cook & Co.

        Although HEI's President and Chief Executive Officer is a member of the HEI Board, she did not participate in any Board decisions impacting her own compensation. However, in her role as HEI's President and Chief Executive Officer, she did review the performance of the other named executive officers and made recommendations with respect to their compensation to the Compensation Committee. In addition, she participated in the deliberations of the Board in acting on the recommendations of the Compensation Committee with respect to the compensation of these other named executive officers.

  Are "say-on-pay" vote results considered in determining executive compensation matters?

        The Compensation Committee and Board reviewed and discussed the results of the advisory shareholder vote on executive compensation (commonly referred to as "say-on-pay") from the 2011 Annual Meeting of Shareholders. The overwhelming majority of our shareholders voted in favor of the resolution approving HEI's executive compensation. Taking into account the level of support received from our shareholders, and the Compensation Committee's view of the effectiveness of HEI's executive compensation program, the Compensation Committee did not recommend major changes to HEI's executive compensation program as a result of the vote. On an ongoing basis, however, the Compensation Committee, working with its independent compensation consultant, reviews best practices and evaluates HEI's executive compensation programs to ensure such programs are structured to promote shareholder interests.

  How do HEI's compensation policies and practices relate to HEI's risk management?

        HEI's Enterprise Risk Management function is principally responsible for identifying and monitoring risk at the holding company and its principal operating subsidiaries, and for reporting high risk areas to the boards of directors and designated board committees. As a result, all HEI directors, including those who serve on the Compensation Committee, are apprised of risks that could have a material adverse effect on HEI. The Compensation Committee assessed and considered potential risks when establishing HEI's compensation policies and practices and the executive compensation program described in this Compensation Discussion and Analysis. The Enterprise Risk Management function conducts an annual risk review of HEI's executive compensation program, and findings from this review are considered by the Compensation Committee in designing the next year's executive compensation program. The Compensation Committee has concluded that the executive compensation program does not encourage unnecessary or excessive risk-taking and reported such conclusion to the Board.

        HEI's compensation policies and practices are designed to encourage executives to build value for shareholders, while considering its key stakeholders (including customers, employees and regulators), and to discourage decisions that introduce risks that may have a material adverse effect on HEI. Because the executive officers are in a position to directly influence HEI's performance, more than half of their pay is "at risk" and tied directly to HEI performance—namely, the annual incentive plan and long-term incentive plan. In addition, annual equity grants to executive officers in the form of restricted stock units ensure that executives share in both the upside potential and downside risk of any shareholder.

        In structuring incentive compensation plans and setting metrics and goals for awards under those plans, the Compensation Committee incorporates the following elements and practices to promote prudent decision-making without encouraging employees to take unnecessary or excessive risks:

  •
  Financial performance objectives for the annual cash incentive program are linked to approved budget guidelines and nonfinancial measures are aligned with the interests of all of HEI's stakeholders.

  •
  Financial and nonfinancial performance for annual cash incentive programs are aligned for named executive officers, other officers and nonexecutive employees.

  •
  An executive compensation recovery policy permits clawback/recoupment of performance-based compensation paid to executives found personally responsible for fraud, gross negligence or intentional misconduct that causes a restatement of HEI's financial statements.

  •
  Financial opportunities under long-term incentive programs are greater than financial opportunities under annual incentive programs, thereby encouraging sustained attention to long-term value growth and discouraging excessive short-term risk-taking.

  •
  Share ownership guidelines requiring named executive officers to hold significant amounts of HEI Common Stock promote a shared interest in HEI's long-term performance.

  •
  Payouts under the long-term incentive plan are 100% equity based beginning with the 2010-2012 performance period, so executives share in the same upside potential and downside risk as all shareholders.

  •
  Payouts under performance-based plans are generally pro-rata (only when performance is above minimum thresholds), rather than "all-or-nothing."

  •
  Annual grants of long-term equity-based incentives vest over a period of years to encourage executives to focus on sustaining HEI's long-term performance.

  •
  Performance-based plans use a variety of financial and nonfinancial performance metrics (e.g., net income, return on average common equity, total shareholder return, achievement of clean energy initiatives, safety and customer satisfaction, among others) that correlate with long-term creation of shareholder value and are impacted by management decisions.

  •
  The goal-setting process is variable and nonformulaic and considers prior performance, market conditions and peer group measures relative to future expected performance to assess the reasonableness of the goals.

  •
  The Compensation Committee and Board exercise discretion in establishing performance metrics and goals, in determining whether the goals have been achieved and in administering performance-based and equity awards.

  •
  The Compensation Committee and Board continuously monitor HEI's progress toward its goals in juxtaposition to risks faced by the enterprise, including through management presentations at quarterly meetings and through periodic written reports from management.

Compensation Philosophy

  What is HEI's philosophy regarding its executive compensation programs?

        The overall objective of HEI's philosophy is to have compensation plans that enhance long-term shareholder value while considering HEI's other stakeholders, including customers, employees and regulators. The specific goals that satisfy this objective are:

  •
  To attract and retain talented executives;

  •
  To motivate that talent through rewards aligned to the creation of sustainable value; and

  •
  To satisfy these attraction and alignment goals at a reasonable cost.

  How are the programs designed and what are they designed to reward?

        The compensation programs' objectives of attraction, alignment and cost are designed to be mutually distinct and collectively complete.

  •
  Target total direct compensation is levelized at approximately the competitive market median of the relevant peer group of companies to promote executive recruitment, retention and motivation, while at a reasonable cost.

  •
  Compensation elements are designed to incent individual and group performance toward achieving the Company's strategic goals.

  •
  Compensation components are proportionally balanced between cash and equity to ensure an appropriate level of alignment of executives' compensation with shareholders' interests.

  •
  Multiple metrics are established that focus executives on long-term value creation and risk management consideration, with Company performance measured against its peers.

  •
  In making executive compensation decisions, the Compensation Committee reviews tally sheets and considers how changes in one element impact other compensation elements as well as the overall pay mix for each executive.

Compensation Elements

  What is each element of executive compensation and how does it fulfill HEI's compensation objectives?

        The following chart summarizes the components of HEI's executive compensation program and the connection of each component to HEI's executive compensation objectives. Each compensation element is described in further detail in the pages that follow and in the charts and notes in the "Executive Compensation" section of this Proxy Statement.

Element	Description	Objectives

CURRENT YEAR PERFORMANCE

Base Salary	Fixed level of cash compensation targeted to peer group median (but may vary based on performance, experience, responsibilities and other factors).	Attract and retain talented executives by providing market-competitive base salary.

Annual Incentive	Cash award based on achievement of Company goals during the year.
Awards are at risk because they depend on pre-set performance goals. Poor performance yields no incentive payment.
Combined with base salary, target annual incentive provides a market-competitive total annual cash opportunity.	Motivate executives and pay for performance in financial and nonfinancial metrics designed, over time, to build shareholder value.
Attract and retain talented leaders by providing competitive annual cash opportunity.
Balance compensation cost and return by paying awards based on Company performance.

LONG-TERM COMPENSATION

Long-term Performance-based Awards	Long-term incentive award opportunity based on meeting performance objectives over rolling three-year periods.
Awards are at risk because they depend on pre-set performance goals. Poor performance yields no incentive payment.
Target level of performance is based on peer group median.
Beginning with 2010-2012 long-term incentive plan, awards are payable 100% in shares of HEI stock.	Motivate executives and pay for performance that creates long-term value for shareholders and considers other key stakeholders.
Align executive interests with those of shareholders by focusing on long-term growth and by paying awards in the form of equity.
Attract and retain talented leaders by setting target level to be competitive with peer median.
Balance compensation cost and return by paying awards based on performance.

Annual Stock-based Grant	Annual equity grants in the form of restricted stock units. Amount of annual grant is a percentage of base salary at market-competitive levels. Awards vest in annual installments over 4 years.	Align executive and shareholder interests by ensuring executives have a significant personal stake in long-term growth of the Company.
Motivate high business performance.
Retain talented leaders through multi-year vesting.

RETIREMENT, PENSION & SAVINGS

HEI Retirement Plans	HEI and Hawaiian Electric Company executives participate in the defined benefit pension plans and savings plans under the same terms and conditions as all HEI employees.
	The HEI Excess Pay Plan enables HEI and Hawaiian Electric Company executives to earn retirement benefits correlated to salary compensation in excess of limits applicable to defined benefit pension plans.	Attract and retain talented leaders by providing retirement income and enhancing long-term employee well-being.

American Savings Bank 401(k) Plan	401(k) plan established to provide retirement savings opportunity for all American Savings Bank employees.	Attract and retain talented leaders by providing retirement income and enhancing long-term employee well-being.

Element	Description	Objectives

HEI and American Savings Bank Deferred Compensation Plans	Enable HEI, Hawaiian Electric Company and American Savings Bank executives to defer portions of cash compensation, with certain limitations. The plan applicable to American Savings Bank executives allows employer matching contributions on certain contributions and allows profit sharing contributions.	Attract and retain talented leaders by providing an additional method of saving for retirement and enhancing long-term employee well-being.

OTHER BENEFITS

Double Trigger Change-in-control Agreements	Double-trigger agreements, with 2 to 3 times payment multiples for named executive officers. (Double-trigger = change in control followed by qualifying loss of employment.)	Attract and retain qualified leaders capable of a high level of performance. Encourage focused attention of executives in the change-in-control context.

HEI Executive Death Benefit Plan	Form of insurance that provides benefits to executive's beneficiaries in event of executive's death; frozen to those participants who were employees as of September 2009.	Provide peace of mind to enhance long-term employee well-being.

  How does HEI determine the amount for each element?

  Peer Benchmarking

        The Compensation Committee focuses heavily on peer group comparisons to determine the appropriate compensation for named executive officers. The Compensation Committee benchmarks the elements of named executive officer compensation toward the median of the peer group, while allowing individual differences based on an executive's importance to the organization, competency and performance, length of time in the position, execution of strategy, competitive options and retention and succession considerations.

        Peer companies are, in the aggregate, similar in financial scope and valuation, provide similar products and services and are sources for talented employees. Peer companies are selected by Fred Cook & Co. and reviewed and approved by the Compensation Committee. Peer companies for HEI and its subsidiaries reflect HEI's diverse businesses. HEI is a Hawaii-based holding company with a unique blend of two regulated operating subsidiaries, a bank and electric utilities. HEI supplies power to 95% of Hawaii's population through Hawaiian Electric Company and its subsidiaries, Hawaii Electric Light Company and Maui Electric Company, and provides a range of financial services through American Savings Bank, one of the state's largest financial institutions based on asset size.

        In late 2010, Fred Cook & Co. conducted a peer group selection and compensation comparison in which separate peer groups applied to HEI, Hawaiian Electric Company and American Savings Bank for purposes of setting 2011 compensation.

        HEI's peers were selected from among utilities with primarily regulated operations and with less than 80% regulated assets. The resulting peer group consisted of 23 publicly-traded utilities with annual revenue generally between one-half to three-times that of HEI. Following is HEI's peer group* for 2011 compensation:

Allegheny Energy	Great Plains Energy	NV Energy	SCANA
Alliant Energy	IDACORP	OGE Energy	TECO Energy
Avista	Integrys Energy	Pepco Holdings	UniSource Energy
Black Hills	NiSource	Pinnacle West Capital	Vectren
Cleco	NorthWestern	PNM Resources	Westar Energy
DPL	NSTAR	Portland General Electric

*
Some company names have changed and some companies no longer exist due to transactions that occurred after the Fred Cook & Co. peer group selection was completed.

        Hawaiian Electric Company's peers were chosen from among utilities with primarily regulated operations. The resulting peer group included 18 public utilities with annual revenue generally between one-half to two-times that of Hawaiian Electric Company. Following is Hawaiian Electric Company's peer group* for 2011 compensation:

Allegheny Energy	Great Plains Energy	OGE Energy	TECO Energy
Alliant Energy	IDACORP	Pinnacle West Capital	UniSource Energy
Avista	NorthWestern	PNM Resources	Vectren
Black Hills	NSTAR	Portland General Electric	Westar Energy
DPL	NV Energy

*
Some company names have changed and some companies no longer exist due to transactions that occurred after the Fred Cook & Co. peer group selection was completed.

        American Savings Bank's peers were selected from among high-performing regional banks and thrifts. The resulting peer group included 21 regional banks and thrifts with total assets generally between one-half and two-times that of American Savings Bank. Following is American Savings Bank's peer group for 2011 compensation:

1st Source	Dime Community Bancshares	Independent Bank
BancFirst	First Financial	NBT Bancorp
Bank of Hawaii	Flushing Financial	Park National
Bank of the Ozarks	Glacier Bancorp	Prosperity Bancshares
City Holding Company	Great Southern Bancorp	Republic Bancorp
Community Bank System	Hancock	United Bankshares
CVB Financial	IBERIABANK	Westamerica Bancorporation

        The results of Fred Cook & Co.'s review revealed that the 2011 target total direct compensation (comprised of 2011 base salary, 2011 target annual incentive, 2011-2013 target long-term incentive and 2011 restricted stock unit grant) for the Chief Executive Officer and all named executive officers except for the Chief Financial Officer were at approximately median, with the Chief Financial Officer's 2011 target total direct compensation between the median and 75th percentile.

  Other Considerations

        In addition to using the above peer groups as a reference, the Compensation Committee considers other factors in developing the amount of compensation, including internal equity among the named executive officers, individual and Company performance, experience and other matters. The Compensation Committee believes that the comparative compensation among the named executive officers is fair, considering job scope, experience, value to the organization and duties relative to the other named executive officers, and that the total compensation for the named executive officers is appropriate given the needs of the Company, the experience, responsibilities, competencies and performance of the executive team and market comparisons.

  What are the base salaries of the named executive officers?

        Base salaries for our named executive officers are targeted to the median of the competitive peer group (with individual differences above or below the median in light of considerations discussed above under "How does HEI determine the amount for each element?") in order to provide a base level of compensation for the year and to attract and retain the talent needed to create shareholder value.

        In February 2011, the Board evaluated Ms. Lau's performance for the prior year and the Compensation Committee recommended to the Board a salary increase taking into consideration such evaluation. Also in February 2011, Ms. Lau recommended to the Compensation Committee base salary increases for Messrs. Ajello, Richardson and Rosenblum. No increase was recommended for Mr. Wacker because he had recently joined (in November 2010) the HEI enterprise as President and CEO of its bank subsidiary. After considering these recommendations, the Board approved the base salary adjustments below for Ms. Lau and Messrs. Richardson and Rosenblum, effective January 2011. The adjustment shown below for Mr. Ajello is the total of (i) an increase approved by the Board in February 2011 and (ii) a further Board-approved increase in July 2011 due to Mr. Ajello's expanded role and value in driving strategic initiatives across the HEI enterprise and to further encourage his retention.

Name	% Base Salary Increase	$ Base Salary Increase	Annualized Base Salary
Constance H. Lau	2.5%	$20,000	$815,000
James A. Ajello (1)	13.1%	$58,000	$500,000
Chester A. Richardson	2.7%	$9,800	$370,800
Richard M. Rosenblum	2.6%	$15,000	$602,000
Richard F. Wacker (2)	n/a	n/a	$550,000

(1)
The Board approved a base salary increase of $13,000, or 2.9%, for Mr. Ajello in February 2011 and an additional $45,000 increase in July 2011, bringing his annualized base salary to $500,000.

(2)
Mr. Wacker's base salary was not increased for 2011 because his salary had recently been set when he joined American Savings Bank in November 2010.

  What was HEI's 2011 annual incentive plan and were there any payouts?

        HEI named executive officers have the opportunity to earn an annual cash incentive award based on the achievement of performance goals during the year. Goals under HEI's annual incentive plan, known as the Executive Incentive Compensation Plan (EICP), are designed to (i) focus executives on building fundamental earnings in a controlled risk manner to support the continued payment of the HEI dividend, (ii) promote nonfinancial goals important to HEI's stakeholders and (iii) motivate executives and encourage their commitment to HEI's success. Award ranges are determined in comparison to competitive peers to assist in attracting and retaining high-caliber executives.

        Award ranges.    Following are the 2011 EICP named executive officer award ranges established by the Compensation Committee in February 2011, shown as a percentage of annual base salary as of January 3, 2011:

Name	Minimum Threshold	Target	Maximum
Constance H. Lau	45%	90%	180%
James A. Ajello	30%	60%	120%
Chester A. Richardson	25%	50%	100%
Richard M. Rosenblum	35%	70%	140%
Richard F. Wacker	40%	80%	160%

        Metrics, goals and results.    In February 2011, the Compensation Committee and Board established minimum thresholds for each 2011 EICP financial and operational metric. The table below lists the named executive officer performance metrics, weightings, minimum thresholds, target and maximum goals and results for the 2011 EICP. The executives listed together below shared the same goals.

        The 2011 EICP metrics in the chart below were chosen because advancement in those metrics correlates with strengthened financial condition, improvements that benefit our stakeholders, including customers and employees, and, over time, growth in shareholder value. Unless otherwise specified, references in this Proxy Statement to utility goals means consolidated goals of the utilities, which include Hawaiian Electric Company and its subsidiaries, Maui Electric Company and Hawaii Electric Light Company. HEI's goals of return on average common equity and net income are determined on a consolidated basis, and are thus impacted by the results from both American Savings Bank and Hawaiian Electric Company.

Metric and Weighting (%)	Minimum Threshold	Target	Maximum	Result
Constance H. Lau, James A. Ajello, Chester A. Richardson
HEI Return on Average Common Equity (1) (50%)	8.5%	9.7%	10.5%	9.5% (between minimum and target)
HEI Net Income (2) (50%)	$132 million	$149 million	$160 million	$144 million (between minimum and target)
Richard M. Rosenblum
Utility Net Income (2) (40%)	$98 million	$109 million	$120 million	$105.7 million (between minimum and target)
Operations & Maintenance Expense Management (3) (20%)	$420 million	$400 million	$380 million	$373.8 million (maximum)
Utility Safety (4) (15%)	2.41	1.85	1.30	1.99 (between minimum and target)
Hawaii Clean Energy Initiative (5) (15%)	Meet minimum milestones	Meet target milestones	Meet maximum milestones	Met target milestones
Utility Customer Satisfaction (6) (10%)	52nd percentile	54th percentile	56th percentile	21st percentile (below minimum)
Richard F. Wacker
Bank Return on Assets (7) (40%)	1.05%	1.15%	1.25%	1.23% (between target and maximum)
Bank Net Income (2) (60%)	$54 million	$60 million	$64 million	$59.8 million
(1)
HEI Return on Average Common Equity is calculated by dividing HEI's generally accepted accounting principle (GAAP) net income, as adjusted for Compensation Committee-approved exclusions allowed for Hawaiian Electric

  Company (see note 2 below), by average common equity. Average common equity is calculated by taking the sum of beginning of year common equity plus end of year common equity and dividing by two.

(2)
Net Income is a basic financial measure of earnings for the year. Net income for the utility and the bank contributes directly to HEI's net income and earnings per share and supports HEI's dividend to shareholders. For the purpose of determining the HEI Net Income and Utility Net Income result for the 2011 EICP, in February 2012, the HEI Compensation Committee and Board approved an adjustment to HEI and Hawaiian Electric Company GAAP net income to exclude the impact of a charge to net income of approximately $6 million, which related to a write off by Hawaiian Electric Company of $9.5 million in project costs with respect to Phase 1 of the East Oahu Transmission Project (EOTP). For further detail on the EOTP Phase 1 write off and the resulting charge to 2011 net income, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K. Bank Net Income was American Savings Bank's GAAP net income for 2011.

(3)
Operations and Maintenance Expense Management encourages utility executives to seek better ways to perform operations and maintenance projects. Demand-side management expenses were not considered for purposes of this metric.

(4)
Utility Safety, measured by Total Cases Incident Rate (TCIR), is a standard measure of safety. TCIR is equal to the total number of Occupational Safety and Health Administration recordable cases × 200,000 productive hours divided by the total number of productive hours for the year, with the lower the TCIR the better.

(5)
Hawaii Clean Energy Initiative (HCEI) focuses executives on projects intended to obtain renewable energy from wind, photovoltaics, biomass, geothermal, ocean and other sources to help the utilities meet their commitments under the HCEI, an agreement between the state of Hawaii and the utilities to reduce the state's dependency on fossil fuels by increasing the development and usage of renewable energy. Hawaiian Electric Company achieved the target level for this metric by meeting four out of five project objectives set as goals for the HCEI metric. Specified milestones were achieved or exceeded with respect to: contracting to purchase renewable energy, biofuels contracting, continued development of Smart Grid and Advanced Metering Infrastructure projects and the interisland cable project.

(6)
Utility Customer Satisfaction focuses on customers, is based on customer surveys conducted by a third party vendor and compares utility performance to the national utility industry. This metric is an indicator of how satisfied customers are with the utilities' service, reliability and pricing relative to other utilities.

(7)
Bank Return on Assets is American Savings Bank's GAAP net income divided by its average total assets for the performance period. Average total assets is calculated by averaging the daily total assets for each day in the performance period.

        As a result of achieving the performance levels indicated in the chart above, in February 2012 the Compensation Committee and Board approved payment of the following 2011 annual incentive awards to the named executive officers:

Name	Payout
Constance H. Lau	$649,004
James A. Ajello	$251,505
Chester A. Richardson	$164,043
Richard M. Rosenblum	$430,355
Richard F. Wacker	$577,346

  What was HEI's 2009-2011 long-term incentive plan and were there any payouts?

        HEI named executive officers have the opportunity to earn awards under HEI's long-term incentive plan (LTIP) based on meeting or exceeding performance goals over rolling three-year performance periods. The three-year performance periods provide balance with the shorter-term focus of the annual incentive program. In addition, the overlapping three-year performance periods encourage sustained high levels of performance because at any one time three separate potential awards are affected by current performance. These incentives also are intended to have a favorable retention impact on executives due to their long-term nature. The 2009-2011 LTIP awards described below were paid in a mix of cash (60%) and HEI stock (40%). Beginning with the 2010-2012 performance period, LTIP awards will be paid 100% in HEI stock to align executive incentives even more closely with shareholder interests.

        Award ranges.    In February 2009, the Compensation Committee established the following award ranges for the named executive officers participating in the 2009-2011 LTIP, shown as a percentage of annual base salary as of January 1, 2009:

Name	Minimum Threshold	Target	Maximum
Constance H. Lau	70%	140%	280%
James A. Ajello	40%	80%	160%
Chester A. Richardson	35%	70%	140%
Richard M. Rosenblum	45%	90%	180%

        Metrics, goals and results.    As with the 2011 EICP, the Compensation Committee established minimum thresholds for each 2009-2011 LTIP performance metric. The table below shows the performance metrics, weightings, minimum thresholds, target and maximum goals and results for the 2009-2011 LTIP. The executives listed together below shared the same goals. Mr. Wacker did not participate in the 2009-2011 LTIP because he joined American Savings Bank in late 2010.

        The metrics and goals below were set by the Compensation Committee in 2009 because they were believed to align executive compensation with the creation of long-term shareholder value. The minimum thresholds reflected what the Compensation Committee believed to be investors' minimum expectations relative to other investment opportunities and the maximum goal provided greater upside potential for performance stretch goals. Each goal was aligned with HEI's or Hawaiian Electric Company's strategic plan and determined by the Compensation Committee to be at a level which, if achieved, would be worthy of the incentive compensation.

Metric and Weighting (%)	Minimum Threshold	Target	Maximum	Result
Constance H. Lau, James A. Ajello, Chester A. Richardson
HEI Total Shareholder Return (TSR) as percentile of Edison Electric Institute (EEI) Index (1) (60%)	30th percentile	50th percentile	70th percentile	31st percentile
HEI Return on Average Common Equity (ROACE) (2) (40%)	9.1%	10.1%	11.1%	8.4% (below minimum)
Richard M. Rosenblum
HEI TSR as percentile of EEI Index (1) (60%)	30th percentile	50th percentile	70th percentile	31st percentile
HEI ROACE (2) (20%)	9.1%	10.1%	11.1%	8.4% (below minimum)
Utility ROACE as % of consolidated allowed rate of return on equity (3) (20%)	90%	95%	100%	64% (below minimum)
(1)
TSR is based on the relationship between HEI's total return and that of the Edison Electric Institute (EEI) Index. TSR is the sum of the growth in the price per share of HEI Common Stock from the beginning of the performance period to the end, plus dividends paid during the period, assuming reinvestment, divided by the beginning price of HEI Common Stock. The EEI is an association of U.S. shareholder-owned electric companies that are representative of comparable investment alternatives to HEI. The EEI's members serve 95% of the ultimate customers in the shareholder-owned segment of the industry and represent approximately 70% of the U.S. electric power industry. The following companies were in the three-year EEI Index in 2011:

ALLETE
Alliant Energy
Ameren
American Electric Power
Avista
Black Hills
Centerpoint Energy
Central Vermont Public
    Service
CH Energy Group
CLECO
CMS Energy
Consolidated Edison
Constellation Energy  Group
Dominion Resources	DTE Energy
Duke Energy
Edison International
El Paso Electric
The Empire District
    Electric
Entergy
Exelon
First Energy
Great Plains Energy
Hawaiian Electric  Industries
IDACORP
Integrys Energy Group
MDU Resources Group
MGE Energy	NEXTERA Energy NiSource Northeast Utilities NorthWestern Energy NSTAR NV Energy OGE Energy Otter Tail Pepco Holdings PG&E Pinnacle West Capital PNM Resources Portland General Electric PPL	Progress Energy Public Service Enterprise Group Scana Sempra Energy Southern TECO Energy UIL Holdings UniSource Energy Unitil Vectren Westar Energy Wisconsin Energy Xcel Energy
(2)
HEI ROACE is the ratio of average net income (which is HEI GAAP net income, adjusted for any exclusions authorized by the Compensation Committee) over the three-year performance period divided by average common equity as measured from the beginning to the end of the performance period.

(3)
Utility ROACE as a percentage of allowed return is measured as the average consolidated return on average common equity for the three-year period compared to the average consolidated allowed return on common equity as determined by the Hawaii Public Utilities Commission for the three-year performance period.

        In February 2009, when the 2009-2011 LTIP award opportunities were established, the HEI Compensation Committee and Board determined that the award opportunities would be defined 60% in cash and 40% in HEI Common Stock, with the number of shares of stock determined based on the price of HEI Common Stock on the date the 2009-2011 award opportunities were established. In accordance with these determinations, the 2009-2011 LTIP award payouts for the HEI named executive officers who participated in the plan included both cash and stock (plus accrued dividends less applicable taxes).

        Despite HEI and the utilities' strong performance in 2011, the improvement in HEI and Utility ROACE over the three-year period was slower than anticipated. Based on achievement of the performance levels indicated in the chart above, in February 2012 the Compensation Committee approved the following awards under the 2009-2011 LTIP for the following named executive officers:

Name	Cash Payout	Stock Payout*
Constance H. Lau	$204,218	8,015 shares
James A. Ajello	$62,475	2,451 shares
Chester A. Richardson	$42,521	1,668 shares
Richard M. Rosenblum	$98,658	3,872 shares

*
Dividends accrued during the period on the number of shares listed.

  What is HEI's 2010-2012 long-term incentive plan?

        HEI's 2010-2012 long-term incentive plan was explained in the proxy statement for HEI's 2011 Annual Meeting of Shareholders.

  What is HEI's 2011-2013 long-term incentive plan?

        In accordance with design changes made by the Compensation Committee beginning with the 2010-2012 LTIP, awards under the 2011-2013 LTIP will be paid 100% in shares of HEI Common Stock

(plus accrued dividends less applicable taxes). The potential number of shares was determined at the beginning of the performance period based on the participant's salary at the beginning of the performance period and the fair market value of HEI Common Stock on the date the award opportunity was established. The Compensation Committee believes that setting a fixed number of shares at the beginning of the performance period, rather than a number of shares based on the dollar value of the award divided by the market price of the shares at the time of payout, encourages even greater alignment of executive incentives with long-term value creation.

        Award ranges.    In February 2011, the Compensation Committee established the following 2011-2013 LTIP award ranges for the named executive officers, shown as a percentage of annual base salary as of January 3, 2011:

Name	Minimum Threshold	Target	Maximum
Constance H. Lau	70%	140%	280%
James A. Ajello	40%	80%	160%
Chester A. Richardson	35%	70%	140%
Richard M. Rosenblum	45%	90%	180%
Richard F. Wacker	40%	80%	160%

        Metrics and goals.    In February 2011 the Compensation Committee also approved the following 2011-2013 LTIP performance metrics, weightings, minimum thresholds, target and maximum goals. The executives listed together below share the same goals.

Metric and Weighting (%) (1)	Minimum Threshold	Target	Maximum
Constance H. Lau, James A. Ajello, Chester A. Richardson
HEI Total Shareholder Return (TSR) as percentile of Edison Electric Institute (EEI) Index (2) (50%)	30th percentile	50th percentile	75th percentile
HEI 3-year Average Consolidated Net Income (3) (50%)	$155 million	$175 million	$187 million
Richard M. Rosenblum
HEI TSR as percentile of EEI Index (2) (40%)	30th percentile	50th percentile	75th percentile
Utility Consolidated Return on Average Common Equity (ROACE)(4) (30%)	79%	84%	89%
Utility 3-year Average Consolidated Net Income (5) (30%)	$118 million	$131 million	$144 million
Richard F. Wacker
Bank Return on Assets (6) (40%)	1.05%	1.15%	1.25%
Bank 3-year Average Net Income (7) (40%)	$57 million	$62 million	$66 million
HEI TSR as percentile of EEI Index (2) (20%)	30th percentile	50th percentile	75th percentile
(1)
Compensation Committee-authorized adjustments of American Savings Bank and Hawaiian Electric Company results will be applied for purposes of calculating HEI metric results.

(2)
TSR is based on the relationship between HEI's total return and that of the EEI Index. TSR is the sum of the growth in the price per share of HEI Common Stock as measured from the beginning of the performance period to the end, plus dividends paid during the period, assuming reinvestment, divided by the beginning price of HEI Common Stock.

(3)
HEI 3-year Consolidated Net Income is the average over the performance period of HEI's GAAP net income, adjusted for exclusions allowed by the Compensation Committee for American Savings Bank and Hawaiian Electric Company.

(4)
Utility Consolidated ROACE as a percentage of allowed return is measured as the average consolidated return on average common equity for the three-year period compared to the average consolidated allowed return on common equity as determined by the Hawaii Public Utilities Commission for the three-year performance period.

(5)
Utility 3-year Average Consolidated Net Income is the average of Hawaiian Electric Company's GAAP consolidated net income over the performance period, adjusted for exclusions allowed by the Compensation Committee.

(6)
Bank Return on Assets is American Savings Bank's GAAP net income divided by its average total assets for the performance period, adjusted for exclusions allowed by the Compensation Committee. Average total assets is calculated by averaging the daily total assets for each day in the performance period.

(7)
Bank 3-year Average Net Income is the average of American Savings Bank's GAAP net income over the performance period, adjusted for exclusions allowed by the Compensation Committee.

        The Compensation Committee chose the metrics and goals above to encourage long-term achievement of HEI earnings and enhancement of shareholder value. Shareholders, customers and employees all benefit when these goals are met. Total Shareholder Return shows the return on stock to an investor. Comparing HEI's total return to that of the EEI Index reflects the value created for HEI shareholders compared to that created by other investor-owned electric companies. Net income for each of HEI, the utility and the bank is a standard measurement of earnings for the year and supports the continued payment of HEI's dividend to shareholders. Utility Consolidated ROACE is a measure of the utility's ability to earn net income as a percentage of equity. As Utility Consolidated ROACE increases, it reduces the difference between the ROACE allowed by regulation and the utility's actual ROACE, thus providing more income and thereby increasing utility dividends to HEI. HEI, in turn, is made stronger financially and better able to maintain shareholder dividends and invest in value-enhancing investments, including reinvesting in the utilities. There is also a strong correlation between a higher Utility Consolidated ROACE and market value of HEI. Bank return on assets is a widely used performance metric to measure how effectively management uses assets to increase profitability.

        From a historical perspective, payouts are not easy to achieve, nor are they guaranteed, under the LTIP. HEI and its utility and bank subsidiaries face significant external challenges in the 2011-2013 performance period. Extraordinary leadership on the part of the named executive officers will be needed to achieve the long-term objectives required for them to earn the incentive payouts. The Compensation Committee believes the LTIP targets are challenging and that all stakeholders will benefit if HEI and its utility and bank subsidiaries are successful in achieving the goals listed above for the 2011-2013 performance period.

  Do named executive officers receive equity-based awards other than through the long-term incentive plan?

        HEI named executive officers are eligible to receive annual equity-based grants in the form of restricted stock units (RSUs) that vest over four years. RSUs offer executives the opportunity to receive shares of HEI Common Stock on the date the restrictions lapse, generally subject to continued employment with the Company. The amount of the annual RSU grant is a percentage of the executive's base salary. These awards are designed to align named executive officers' interests with those of shareholders by exposing executives to the same upside potential and downside risk as our shareholders. Since they take four years to fully vest, these awards focus executives on creating long-term value for shareholders and other stakeholders and encourage retention.

        In February 2011, RSUs were granted to all of the named executive officers. The Compensation Committee determined the number of RSUs to be awarded in consultation with its independent compensation consultant and considering peer practices. In July 2011, the Compensation Committee approved an additional one-time RSU grant to Mr. Ajello in recognition of his expanded leadership role in strategic initiatives for HEI and its subsidiaries and the value of his contributions to the Company, and to provide additional incentive for retention purposes.

        The RSUs granted in 2011 vest in equal annual installments over a four-year period and accrue dividend equivalents, which are paid in conjunction with the annual installment vesting. The 2011 RSU grants are summarized in the 2011 Grants of Plan-Based Awards table and related notes below.

  What retirement benefits do named executive officers have?

        HEI, Hawaiian Electric Company and American Savings Bank provide retirement benefits to named executive officers to promote financial security in recognition of years of service and to attract and retain high-quality leaders.

  •
  HEI and Hawaiian Electric Company employees who joined the Company before May 1, 2011 (including each named executive officer employed by HEI or Hawaiian Electric Company) are eligible to participate in the tax-qualified HEI Retirement Plan, a defined benefit pension plan, and to save for retirement on a tax-deferred basis through HEI's 401(k) Plan, which does not provide matching contributions for participants who joined the Company before May 1, 2011. In 2011, revisions were made to reduce the pension benefit under the HEI Retirement Plan and to provide for limited Company matching contributions under the HEI 401(k) Plan, but only for employees hired on or after May 1, 2011. These changes are intended to lower the cost of pension benefits over the long term.

  •
  Additional retirement benefits that cannot be paid from the HEI Retirement Plan due to Internal Revenue Code limits are provided to named executive officers and other executives through the nonqualified HEI Excess Pay Plan. Benefits under the HEI Excess Pay Plan are determined using the same formula as the HEI Retirement Plan, but are not subject to the Internal Revenue Code limits on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans and on the amount of annual benefits that can be paid from qualified retirement plans. This allows those participating in the HEI Excess Pay Plan the same general percentage of final average pay benefit afforded to other employees in the HEI Retirement Plan.

  •
  Certain American Savings Bank executives, including its president and CEO (who is a named executive officer), may participate in the American Savings Bank 401(k) Plan, a qualified defined contribution retirement plan that enables eligible employees to save for retirement on a tax-deferred basis. The plan allows eligible American Savings Bank employees to elect to reduce their salary in return for a tax-deferred contribution to their account in the plan. American Savings Bank provides matching contributions to the accounts of eligible employees of American Savings Bank on a dollar-for-dollar basis up to 4% of eligible compensation, subject to the Internal Revenue Service limit on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans. American Savings Bank also provides discretionary, nonelective profit sharing contributions to the accounts of eligible employees of American Savings Bank. In 2011, Mr. Wacker did not receive matching contributions for the 2011 plan year or a profit sharing contribution for the 2010 plan year because he had not yet met applicable length of service requirements.

        Retirement benefits are discussed in further detail in the 2011 Pension Benefits table and related notes below.

  May named executive officers participate in nonqualified deferred compensation plans?

        HEI provides named executive officers and other executives the opportunity to participate in plans that allow them to defer compensation and the resulting tax liability.

        Executives of HEI and Hawaiian Electric Company and directors of HEI, Hawaiian Electric Company and American Savings Bank may participate in the HEI Deferred Compensation Plan, a nonqualified deferred compensation plan implemented in 2011 that allows deferral of portions of the participants' cash compensation, with certain limitations, and provides investment opportunities that are substantially similar to those available under HEI's 401(k) Plan. There are no matching contributions under this plan. Messrs. Ajello and Richardson participated in the HEI Deferred Compensation Plan in 2011. HEI and Hawaiian Electric Company executives are also eligible to defer payment of annual and long-term incentive awards and the resulting tax liability under a prior nonqualified deferred compensation plan, although no named executive officer participated in that plan in 2011.

        The American Savings Bank Select Deferred Compensation Plan is a nonqualified deferred compensation plan that allows a select group of American Savings Bank management to defer up to 100% of current salary, bonus or commissions based upon annual elections made prior to the beginning of each deferral year. In 2009, the Compensation Committee approved an amendment to the plan to allow employer matching contributions on certain contributions to the plan and profit sharing contributions for plan years beginning January 1, 2010. These matching and profit sharing contributions would be in an amount that would have been made to the named executive officer's American Savings Bank 401(k) Plan account if not for certain tax limits. Ms. Lau participated in the American Savings Bank Select Deferred Compensation Plan during her employment with American Savings Bank. Mr. Wacker did not elect to defer compensation to the plan for the 2011 plan year, so no matching contributions were made for him for 2011.

        Deferred compensation benefits are discussed in further detail in the 2011 Nonqualified Deferred Compensation table and related notes below.

  Do named executive officers have executive death benefits?

        The Executive Death Benefit Plan of HEI and Participating Subsidiaries, which provides death benefits to an executive's beneficiaries in the event of the executive's death while employed or after retirement, was closed to new participants effective September 9, 2009. These death benefits are provided to beneficiaries of executives who participated in the plan prior to that date. In addition, the benefits to beneficiaries of participants who were employees as of such date were frozen (i.e., the plan was amended to foreclose any increase in death benefits that would occur due to salary increases after September 9, 2009). Under the Executive Death Benefit Plan contracts with participants in effect before September 9, 2009, the death benefits were grossed up for tax purposes. This treatment was considered appropriate because the executive death benefit is a form of life insurance and traditionally life insurance proceeds have been tax-exempt. Ms. Lau and Messrs. Ajello, Richardson and Rosenblum are covered under the Executive Death Benefit Plan. Mr. Wacker is not covered under the plan because he became an HEI executive officer after September 9, 2009. Death benefits are discussed in further detail in the 2011 Pension Benefits table and related notes below.

  Do named executive officers have change-in-control agreements?

        The Compensation Committee and Board view change-in-control agreements to be an appropriate tool to recruit executives as an expected part of their compensation package, to encourage the continued attention of key executives to the performance of their duties without distraction in the event of a potential change in control and to assist in retaining key executives. Change-in-control agreements can protect against executive flight during a transaction when key executives might, in the absence of the agreement, leave the Company and accept employment with competitors. Accordingly, each of the named executive officers has a change-in-control agreement.

        All of the change-in-control agreements are double trigger, which means that the executives receive severance payments only if there is both a change in control and they lose their jobs as a result. The Compensation Committee varies the severance multiplier among executives, taking into account the executive's expected role in a potential transaction, value to the organization and fairness. The agreements approved by the Compensation Committee provide for cash lump sum severance multipliers of three times for Ms. Lau and two times for Messrs. Ajello, Richardson, Rosenblum and Wacker. The multiplier is applied to the sum of the executive's annual base salary and annual bonus (determined to be the greater of the current target bonus or the largest actual bonus during the preceding three fiscal years). Aggregate payments under these agreements are limited to the maximum amount deductible under Section 280G of the Internal Revenue Code and there are no tax gross ups with respect to these agreements. Payment of the severance benefits is conditioned on the Company receiving a release of claims by the executive.

        The change-in-control agreements have initial terms of two years and automatically renew for an additional year on each anniversary unless 90 days' notice of nonrenewal is provided by either party, so that the protected period is at least one year upon nonrenewal. The agreements remain in effect for two years following a change in control. The agreements define a change in control as a change in ownership of HEI, a substantial change in the voting power of HEI's securities or a change in the majority of the composition of the Board following consummation of a merger, tender offer or similar transaction. The agreements for Messrs. Rosenblum and Wacker also define a change in control as a change in ownership of Hawaiian Electric Company and American Savings Bank, respectively. Change-in-control benefits are discussed in further detail in the Potential Payments upon Termination or Change in Control section and related notes below.

  What other benefits do named executive officers have?

        HEI provides limited other compensation to the named executive officers because they are commonly provided to business executives in Hawaii, such as club memberships primarily for the purpose of business entertainment, or are necessary to recruit executives, such as relocation expenses or extra weeks of vacation, or because of legacy programs that have since been discontinued, such as preferential mortgage loans. HEI may, from time to time, reimburse for reasonable business-related expenses.

        HEI has eliminated nearly all tax gross ups. There are no tax gross ups on club membership initiation or membership fees, or in the change-in-control agreements for the named executive officers. As discussed under "Do named executive officers have executive death benefits?", tax gross ups of death benefits have been restricted to the executives who participated in the Executive Death Benefit Plan prior to September 9, 2009 (the date the plan was frozen). As noted in that discussion, such tax gross ups are pursuant to contracts in effect prior to September 9, 2009 and were considered appropriate because executive death benefits are a form of life insurance, the proceeds of which have traditionally been tax-exempt.

        In 2011, each of the named executive officers had a Company-paid club membership for the primary purpose of business entertainment expected of executives in their positions. Ms. Lau continues to have a preferential rate mortgage loan from American Savings Bank, which ceased offering such loans to its employees and executives as of July 1, 2009.

        Messrs. Ajello and Rosenblum each received a signing bonus upon being hired in 2009 by HEI and Hawaiian Electric Company, respectively, subject to monthly pro-rata reimbursement in the event of a voluntary termination or termination for cause prior to the completion of 36 months of service. This reimbursement period ended as of January 2012. As part of their employment offers, they also were extended special severance agreements that provided that, in the event their employment was terminated without cause on or before the third anniversary of their date of hire, they would be paid a declining portion of their annual base salary and any target annual incentive compensation amount, depending on the length of their service. These special agreements have now expired since three years have elapsed since the dates on which Messrs. Ajello and Rosenblum were hired. Such severance agreements are not uncommon when hiring experienced executives, especially from the mainland

United States, who may have difficulty finding other employment if their job is terminated within months of their hire and relocation. Mr. Rosenblum also received two years of additional credited service for purposes of calculating his retirement benefits under the HEI Excess Pay Plan. Messrs. Ajello and Richardson receive four weeks of vacation annually and Mr. Rosenblum receives ten days of sick leave and four weeks of vacation annually, each of which is more than an employee with similar length of service would receive. Mr. Wacker receives 29 days of paid time off annually, which is more than employees with similar length of service below the senior vice president level would receive.

        Since the special severance agreements discussed above for Messrs. Ajello and Rosenblum have now expired, there are no separate severance agreements for any named executive officers. The named executive officers are eligible to participate in the same manner as all HEI, Hawaiian Electric Company and American Savings Bank employees in their respective company's standard severance policy based on years of service.

 Executive Compensation

Summary Compensation Table

        The following table shows the base salary, bonus (if applicable), grant date fair value of stock awards, nonequity incentive plan compensation, change in pension value and nonqualified deferred compensation earnings and all other compensation earned by the named executive officers during 2009, 2010 and 2011 (as applicable). Only the amounts reported in the "Salary," "Bonus," and "Nonequity Incentive Plan Compensation" columns of the table represent cash compensation earned for the applicable year, which is comprised of base salary, annual incentive awards, the cash portion of long-term incentive awards for the performance period ending in the applicable year and, to the extent applicable, the cash portion of a signing bonus awarded to a named executive officer in the year such executive was hired.

2011 SUMMARY COMPENSATION TABLE

Name and 2011 Principal Positions	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Nonequity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Constance H. Lau	2011	815,000	—	1,951,782	853,222	1,645,834	31,137	5,296,975
HEI President and Chief	2010	787,267	—	1,722,253	2,575,164	1,448,910	34,408	6,568,002
Executive Officer	2009	771,800	—	921,483	338,106	774,297	34,049	2,839,735
American Savings Bank Chair Hawaiian Electric Company Chair

James A. Ajello*	2011	473,750	—	891,260	313,980	231,273	23,469	1,933,732
HEI Executive Vice	2010	436,333	—	597,479	203,830	180,636	25,741	1,444,019
President, Chief Financial Officer and Treasurer	2009	389,583	250,000	255,509	223,889	157,041	209,912	1,485,934

Chester A. Richardson	2011	370,800	—	499,596	206,564	220,841	16,574	1,314,375
HEI Executive Vice	2010	357,000	—	447,715	563,568	178,365	16,605	1,563,253
President, General Counsel, Secretary and Chief Administrative Officer	2009	344,400	—	112,316	197,916	119,845	15,111	789,588

Richard M. Rosenblum**	2011	602,000	—	873,872	529,013	337,515	25,696	2,368,096
Hawaiian Electric	2010	584,667	—	786,620	282,037	279,777	26,335	1,959,436
Company President and Chief Executive Officer	2009	580,000	250,000	348,916	322,289	435,513	149,881	2,086,599

Richard F. Wacker***	2011	550,000	—	587,042	577,346	—	25,000	1,739,388
American Savings Bank	2010	68,750	150,020	399,980	103,851	—	—	722,601
President and Chief Executive Officer

*
Mr. Ajello joined HEI on January 26, 2009.

**
Mr. Rosenblum joined Hawaiian Electric Company on January 1, 2009.

***
Mr. Wacker joined American Savings Bank on November 15, 2010.

(1)
Bonus. Represents signing bonuses paid in cash that were not awarded under a nonequity incentive plan. Cash incentive compensation awarded under nonequity incentive plans are reported under "Nonequity Incentive Plan Compensation."

(2)
Stock Awards. These amounts represent the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Stock awards include restricted shares, restricted stock units and performance awards under the long-term incentive plan established during the applicable year to the extent any actual award at the end of the performance period will be payable in stock (based on probable outcome of performance conditions as of the grant date). See the 2011 Grants of Plan-Based Awards table below for the portion of the amount in the Stock Awards column above that is composed of 2011 grants of restricted stock units and performance awards under the 2011-2013 LTIP. Assuming achievement of the highest level of performance conditions, the maximum value of the performance awards payable in 2014 under the 2011-2013 long-term incentive plan is: Ms. Lau $2,762,645; Mr. Ajello $881,322; Mr. Richardson $628,445; Mr. Rosenblum $1,266,183; and Mr. Wacker $954,149. For a discussion of the assumptions underlying the amounts set out for the restricted stock units and performance awards, see Note 10 to HEI's Consolidated Financial Statements in HEI's 2011 Form 10-K.

(3)
Nonequity Incentive Plan Compensation. The table below shows 2011 EICP payouts and the nonequity portion of the 2009-2011 LTIP payouts to named executive officers that were approved by the Compensation Committee and paid in February 2012. Three-year LTIP performance periods end on December 31 of the applicable year; payouts are generally determined in the first quarter of the following year. When they were established in 2009, the 2009-2011 LTIP award opportunities were defined 60% in cash and 40% in shares of HEI Common Stock, with the number of shares of HEI stock determined based on the price of HEI stock on the date the 2009-2011 award opportunity was established. The number of shares actually earned and paid out, and the dividend equivalents on those shares (which were paid in cash), are not reported as 2011 compensation in the Summary Compensation Table above but are shown in the 2011 Option Exercises and Stock Vested table below.

Name	2011 EICP ($)	2009-2011 LTIP ($)	Total Non-Equity Incentive Plan Compensation ($)
Constance H. Lau	649,004	204,218	853,222
James A. Ajello	251,505	62,475	313,980
Chester A. Richardson	164,043	42,521	206,564
Richard M. Rosenblum	430,355	98,658	529,013
Richard F. Wacker	577,346	—	577,346

  In accordance with Securities and Exchange Commission requirements, the Summary Compensation Table above reports nonequity incentive compensation in the year in which it was earned and equity-based incentive compensation in the year in which the incentive award opportunity was established. Since a portion of the payout for the 2009-2011 performance period (and prior three-year performance periods) was in cash and a portion was in equity, the cash portion was reported in the Nonequity Incentive Plan Compensation column for 2011 (the year earned) and the equity portion was reported in the Stock Awards column for 2009 (the year the award opportunity was established). Beginning with the 2010-2012 performance period, 100% of the long-term incentive payout will be in equity, so 100% of the 2010-2012 and 2011-2013 long-term incentive plan award expected value (based on probable outcome of performance conditions) are reported in the Stock Awards columns for 2010 and 2011, respectively. At the same time, the actual cash portion of the long-term incentive plan payouts for the 2008-2010 and 2009-2011 long-term incentive plan performance periods are reported in the Nonequity Incentive Plan Compensation column for 2010 and 2011, respectively. This causes the amount in the Total column in the Summary Compensation Table above to be greater than it would have been without the conversion to 100% of the long-term incentive plan payouts being in the form of equity.

(4)
Change in Pension Value and Nonqualified Deferred Compensation Earnings. These amounts represent the increase in present value of the accrued pension and executive death benefits for each named executive officer from December 31, 2010 to December 31, 2011, December 31, 2009 to December 31, 2010 and December 31, 2008 to December 31, 2009, respectively. This change in present value is not a current cash payment. It represents the change in value of pension and executive death benefits, which are only paid after retirement or death, as applicable. The amounts shown can vary significantly from year to year based upon changes in the factors involved in calculating the present value of accrued pension and executive death benefits. This calculation is affected by changes in years of service, age, salary, discount rates and other actuarial assumptions. In 2011, the discount rate used to calculate the present value of pension benefits decreased from 2010. The discount rate reflects the market rates currently applicable to settling the benefit obligation or the rates of return on high quality fixed income securities at the measurement date. A reduction in the discount rate usually results in a greater present value of pension benefits owed to the named executive officer. For a further discussion of the applicable plans, see the 2011 Pension Benefits table and related notes below. No named executive officer had above-market or preferential earnings on nonqualified deferred compensation for the periods covered in the table above.

(5)
All Other Compensation. The following table summarizes the components of "All Other Compensation" paid with respect to 2011:

Name	Preferential Mortgage Loan Interest ($)	Other ($)	Contributions to Defined Contribution Plans ($)	Total All Other Compensation ($)
Constance H. Lau	21,303	9,834	—	31,137
James A. Ajello	—	23,469	—	23,469
Chester A. Richardson	—	16,574	—	16,574
Richard M. Rosenblum	—	25,696	—	25,696
Richard F. Wacker	—	25,000	—	25,000
  •
  Ms. Lau received the benefit of a preferential mortgage loan interest rate and a club membership. The value of the preferential mortgage loan interest benefit shown above is calculated as the difference between the preferential rate and the market rate at the time the loan was originated.

  •
  Mr. Ajello received a club membership and was granted four weeks of vacation.

  •
  Mr. Richardson received a club membership and was granted four weeks of vacation.

  •
  Mr. Rosenblum received a club membership and was granted four weeks of vacation.

  •
  Mr. Wacker received club membership dues and 29 days of paid time off.

        Additional narrative disclosure about salary, bonus, stock awards, non-equity incentive plan compensation, change in pension value and nonqualified deferred compensation earnings and other compensation can be found in the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards

        The table below shows cash award opportunities under the 2011 annual incentive plan, equity award opportunities granted under the 2011-2013 long-term incentive plan for performance over the 2011-2013 period and payable in 2014 and restricted stock unit awards granted in 2011 under the 2010 Equity and Incentive Plan.

 2011 GRANTS OF PLAN-BASED AWARDS

									All Other Stock Awards: Number of Shares of Stock or Units (#) (3)
		Compensation Committee Action Date (where differs from Grant Date)	Estimated Future Payouts Under Nonequity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				Grant Date Fair Value of Stock Awards ($) (4)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Constance H. Lau	2/04/11 EICP	—	366,750	733,500	1,467,000	—	—	—	—	—
	2/04/11 LTIP	—	—	—	—	22,866	45,731	91,463	—	1,381,300
	2/04/11 RSU	—	—	—	—	—	—	—	22,865	570,482
James A. Ajello	2/04/11 EICP	—	136,500	273,000	546,000	—	—	—	—	—
	2/04/11 LTIP	—	—	—	—	7,295	14,589	29,178	—	440,666
	2/04/11 RSU	—	—	—	—	—	—	—	9,118	227,494
	8/04/11 RSU	8/02/11	—	—	—	—	—	—	10,000	223,100
Chester A. Richardson	2/04/11 EICP	—	92,700	185,400	370,800	—	—	—	—	—
	2/04/11 LTIP	—	—	—	—	5,202	10,403	20,806	—	314,217
	2/04/11 RSU	—	—	—	—	—	—	—	7,430	185,379
Richard M. Rosenblum	2/04/11 EICP	—	210,700	421,400	842,800	—	—	—	—	—
	2/04/11 LTIP	—	—	—	—	10,858	21,715	43,431	—	633,080
	2/04/11 RSU	—	—	—	—	—	—	—	9,651	240,792
Richard F. Wacker	2/04/11 EICP	—	220,000	440,000	880,000	—	—	—	—	—
	2/04/11 LTIP	—	—	—	—	8,818	17,635	35,271	—	477,062
	2/04/11 RSU	—	—	—	—	—	—	—	4,408	109,980

EICP
Executive Incentive Compensation Plan (annual incentive)

LTIP
Long-Term Incentive Plan (2011-2013 period)

RSU
Restricted stock unit

(1)
Estimated Future Payouts Under Nonequity Incentive Plan Awards. Shows possible cash payouts under the 2011 EICP based on meeting performance goals set in February 2011 at threshold, target and maximum levels. Actual payouts for the 2011 EICP are reported in the Summary Compensation Table above. See further discussion of the 2011 EICP, including performance goals, in the Compensation Discussion and Analysis above.

(2)
Estimated Future Payouts Under Equity Incentive Plan Awards. Represents number of shares of stock that may be issued under the 2011-2013 LTIP based upon the achievement of performance goals set in February 2011 at threshold, target and maximum levels and vesting at the end of the three-year performance period. LTIP awards are forfeited for terminations of employment during the vesting period, except for terminations due to death, disability and retirement, which allow for pro-rata participation based upon completed months of service after a minimum of 12 months of service in the performance period. Dividends accrue quarterly based on the actual dividend rate and are paid at the end of the performance period based on actual shares earned. See further discussion of the 2011-2013 LTIP, including performance goals, in the Compensation Discussion and Analysis above.

(3)
All Other Stock Awards: Number of Shares of Stock or Units. Represents number of RSUs awarded in 2011 that will vest and be issued as unrestricted stock in four equal annual increments on the grant date anniversary if the awardee has remained with the Company until that time. The awards are forfeited for terminations of employment during the vesting period, except for terminations due to death, disability or retirement, which allow for pro-rata vesting up to the date of termination. The primary purpose of the RSU awards is retention and there are no conditions to vesting other than expiration of the applicable vesting period. Dividend equivalent rights accrue quarterly and are paid in cash when the RSUs vest. See further discussion of RSUs in the Compensation Discussion and Analysis above.

(4)
Grant Date Fair Value of Stock Awards. Grant date fair value for shares under the 2011-2013 LTIP is estimated in accordance with the fair-value based measurement of accounting, as described in Financial Accounting Standards Board Accounting Standards Codification Topic 718 based upon the probable outcome of the performance conditions as of the grant date. For a discussion of the assumptions and methodologies used to calculate the amounts reported, see the discussion of performance awards contained in Note 10 (Share-based compensation) to HEI's Consolidated Financial Statements in HEI's 2011 Form 10-K. Grant date fair value for RSUs is based on the closing price of HEI Common Stock on the New York Stock Exchange on the date of the grant of the award.

Outstanding Equity Awards at Fiscal Year-End

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

	Option Awards						Stock Awards
									Equity Incentive Plan Awards
									Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (3)	Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (2)
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)
		Number of Securities Underlying Unexercised Options					Shares or Units of Stock That Have Not Vested (1)
					Option Exercise Price ($)	Option Expira- tion Date
Name	Grant Year	Exer- ciseable (#)	Unexer- ciseable (#)				Number (#)	Market Value ($) (2)
Constance H. Lau	2004	50,000	—	—	26.02	4/19/14	—	—	—	—
	2004 DE	1,831	—	—	—	4/19/14	—	—	—	—
	2005	50,000	—	—	26.18	4/07/15	—	—	—	—
	2008	—	—	—	—	—	8,000	211,840	—	—
	2009	—	—	—	—	—	34,500	913,560	—	—
	2010	—	—	—	—	—	25,000	662,000	28,517	755,130
	2011	—	—	—	—	—	22,865	605,465	22,866	605,492

	Total	101,831	—	—	—	—	90,365	2,392,865	51,383	1,360,622

James A. Ajello	2009	—	—	—	—	—	9,000	238,320	—	—
	2010	—	—	—	—	—	10,000	264,800	8,973	237,605
	2011	—	—	—	—	—	19,118	506,245	7,295	193,172

	Total	—	—	—	—	—	38,118	1,009,365	16,268	430,777

Chester A. Richardson	2008	—	—	—	—	—	1,500	39,720	—	—
	2009	—	—	—	—	—	2,500	66,200	—	—
	2010	—	—	—	—	—	8,000	211,840	6,448	170,743
	2011	—	—	—	—	—	7,430	196,746	5,202	137,749

	Total	—	—	—	—	—	19,430	514,506	11,650	308,492

Richard M. Rosenblum	2009	—	—	—	—	—	11,000	291,280	—	—
	2010	—	—	—	—	—	10,000	264,800	13,777	364,815
	2011	—	—	—	—	—	9,651	255,558	10,858	287,520

	Total	—	—	—	—	—	30,651	811,638	24,635	652,335

Richard F. Wacker	2010	—	—	—	—	—	13,507	357,665	—	—
	2011	—	—	—	—	—	4,408	116,724	8,818	233,501

	Total	—	—	—	—	—	17,915	474,389	8,818	233,501

DE
Dividend equivalents

All information presented has been adjusted for the 2-for-1 stock split in June 2004.

(1)
Shares or Units of Stock that Have Not Vested. The 2008 restricted stock awards become unrestricted on April 15, 2012. The 2009 restricted stock unit awards become unrestricted on February 20, 2013. The 2010 restricted stock unit awards become unrestricted on June 9, 2014 for Ms. Lau and on May 11, 2014 for Messrs. Ajello, Richardson and Rosenblum. The 2010 restricted shares award to Mr. Wacker becomes unrestricted in equal annual increments on the grant date anniversary of December 9 over the four year period beginning December 9, 2010. The 2011 restricted stock unit awards become unrestricted in equal annual increments over the four year period beginning February 4, 2011 for Ms. Lau, and Messrs. Richardson, Rosenblum and Wacker. 9,118 shares of the 2011 restricted stock units awards to Mr. Ajello become unrestricted in equal annual increments over the four year period beginning February 4, 2011 and 10,000 shares become unrestricted in equal annual increments over the four year period beginning August 4, 2011.

(2)
Market Value. Market value is based upon the closing price of HEI Common Stock on the New York Stock Exchange of $26.48 as of December 31, 2011.

(3)
Number of Unearned Shares, Units or Other Rights that Have Not Vested. Represents shares of HEI Common Stock that would be issued under the 2010-2012 and 2011-2013 long-term incentive plans based upon the achievement of performance goals at the minimum threshold level at the end of the three-year performance periods.

Option Exercises and Stock Vested

2011 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Constance H. Lau	112,775 (1)	807,871	16,000 (2) 8,015 (3)	392,320 239,649
James A. Ajello	—	—	2,451 (3)	73,285
Chester A. Richardson	—	—	3,000 (2) 1,668 (3)	76,590 49,873
Richard M. Rosenblum	—	—	3,872 (3)	115,773
Richard F. Wacker	—	—	4,502 (2)	99,989

(1)
The options exercised by Ms. Lau were granted on April 22, 2002 and April 21, 2003 with exercise prices of $21.68 and $20.49, respectively.

(2)
Represents the number of shares acquired on vesting of restricted stock and restricted shares. The following restricted stock and shares vested during the year: Ms. Lau 16,000 shares of restricted stock issued on April 12, 2007; Mr. Richardson 3,000 shares of restricted stock issued on September 17, 2007; and Mr. Wacker 4,502 shares, representing 25% of restricted shares issued on December 9, 2010.

(3)
Represents the number of shares acquired upon vesting of performance share awards under the 2009-2011 LTIP, which were payable in stock at the end of the performance period. The Compensation Committee certified the achievement of the applicable performance measures on February 7, 2012 and the shares are valued as of the date of payment. Accrued dividend equivalents were paid in cash based upon the shares received as follows: Ms. Lau $29,816; Mr. Ajello $9,118; Mr. Richardson $6,205 and Mr. Rosenblum $14,404. For further discussion of the payment of the performance shares, see discussion of "What was HEI's 2009-2011 long-term incentive plan and was there any payout?" above.

 Pension Benefits

        The table below shows the present value as of December 31, 2011 of accumulated benefits for each of the named executive officers and the number of years of service credited to each such executive under the applicable pension plan and executive death benefit plan, determined using the interest rate, mortality rate and other assumptions described below, which are consistent with those used in HEI's financial statements (see Note 9 to HEI's Consolidated Financial Statements in HEI's 2011 Form 10-K):

2011 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (6)	Payments During the Last Fiscal Year ($)
Constance H. Lau	HEI Retirement Plan (1)	20.8	1,621,108	—
	American Savings Bank Retirement Plan (2)	6.4	186,019	—
	HEI Supplemental Executive Retirement Plan (3)	24.3	8,032,541	—
	HEI Excess Pay Plan (4)	3.0	592,497	—
	HEI Executive Death Benefit (5)	—	496,931
James A. Ajello	HEI Retirement Plan (1)	2.9	222,351	—
	HEI Excess Pay Plan (4)	2.9	180,660	—
	HEI Executive Death Benefit (5)	—	165,939	—
Chester A. Richardson	HEI Retirement Plan (1)	4.3	309,996	—
	HEI Excess Pay Plan (4)	4.3	140,823
	HEI Executive Death Benefit (5)	—	216,561	—
Richard M. Rosenblum	HEI Retirement Plan (1)	3.0	212,048	—
	HEI Excess Pay Plan (4)	5.0	588,150	—
	HEI Executive Death Benefit (5)	—	252,607	—
Richard F. Wacker (7)	—	—	—	—

(1)
The HEI Retirement Plan is the standard retirement plan for HEI and Hawaiian Electric Company employees. Normal retirement benefits under the HEI Retirement Plan for management employees hired before May 1, 2011, including the named executive officers, are calculated based on a formula of 2.04% × Credited Service (maximum 67%) × Final Average Compensation (average monthly base salary for highest thirty-six consecutive months out of the last ten years). The retirement plan for Hawaiian Electric Company bargaining unit employees is determined under a different formula per the collective bargaining agreement. Credited service is generally the same as the years of service with HEI or other participating companies (Hawaiian Electric Company, Maui Electric Company and Hawaii Electric Light Company). Additional credited service of up to eight months is used to calculate benefits for participants who retire at age 55 or later with respect to unused sick leave from the current year and prior two years. Credited service is also granted to disabled participants who are vested at the time of disability for the period of disability. The normal form of benefit is a joint and 50% survivor annuity for married participants and a single life annuity for unmarried participants. Other actuarially equivalent optional forms of benefit are also available. Participants who qualify to receive benefits immediately upon termination may also elect a single sum distribution of up to $50,000 with the remaining benefit payable as an annuity. At early retirement, the single sum distribution option is not actuarially equivalent to the other forms of benefit. Retirement benefits are increased by an amount equal to approximately 1.4% of the initial benefit every twelve months following retirement. Effective April 1, 2011, accelerated distribution options (the $50,000 single sum distribution option and a Social Security level income option) under the HEI Retirement Plan became subject to partial restrictions because the funded status of the HEI Retirement Plan was deemed to be less than 80%. Generally, while the partial restrictions are in effect, a retiring participant may only elect an accelerated distribution option for 50% of the participant's total benefit. The partial restrictions are expected to continue through 2012.

  The plan provides benefits at early retirement (prior to age 65), normal retirement (age 65), deferred retirement (over age 65) and death. Early retirement benefits are available for participants who meet the age and service requirements at ages 50-64. Early retirement benefits are reduced for participants who retire prior to age 60, based on the participant's age at the early retirement date. The accrued normal retirement benefit is reduced by an applicable percentage, which ranges from 30% for early retirement at age 50 to 1% at age 59. Accrued or earned benefits are not reduced for eligible employees who retire at age 60 and above. Changes to retirement benefits for HEI and Utility employees commencing employment after April 30, 2011 include a modified defined benefit plan (the Retirement Plan for Employees of Hawaiian Electric Industries, Inc. and Participating Subsidiaries) with a lower payment formula than the formula in the plan for employees hired before May 1, 2011 and the addition of a 50% match by the applicable employer on the first 6% of employee deferrals through the defined contribution plan under the Hawaiian Electric Industries Retirement Savings Plan (HEIRSP). In addition, new eligibility rules and contribution levels applicable to certain HEI and Utility employees hired prior to May 1, 2011 and all employees hired after April 30, 2011 were adopted for postretirement welfare benefits. In general, defined pension benefits are based on the employees' years of service and compensation. Ms. Lau is eligible for early retirement benefits under the HEI Retirement Plan. Messrs. Ajello, Richardson and Rosenblum are not eligible for early retirement benefits under the HEI Retirement Plan and have no vested interest in the amounts reported above because none of them have satisfied the five-year minimum service requirement.

(2)
Future benefit accruals for all participants under the American Savings Bank Retirement Plan were frozen effective December 31, 2007. Credited service and compensation after December 31, 2007 will not be recognized in calculating retirement benefits under the American Savings Bank Retirement Plan. Normal retirement benefits under the frozen American Savings Bank Retirement Plan are calculated based on a formula of 1.5% × Credited Service to December 31, 2007 (maximum 35 years) × Final Average Compensation at December 31, 2007 (averaged over the highest paying five consecutive calendar years out of the last ten calendar years prior to 2008). Compensation is primarily gross earnings but excludes commissions, stock options and other equity compensation, long-term incentive plan payments, deferrals to and distributions from the American Savings Bank Select Deferred Compensation Plan and other "fringe benefits" as defined in the American Savings Bank Retirement Plan. Early retirement benefits are available for participants who meet the age and service requirements at ages 55-64, with a minimum of 10 years of service. Early retirement benefits are reduced for participants who retire prior to age 65, based on the participant's age at the early retirement date. The accrued normal retirement benefit is reduced by an applicable percentage which ranges from 59.8% for early retirement at age 55 to 2% at age 64. Benefit payments are made in cash. Ms. Lau is a participant in the frozen American Savings Bank Retirement Plan. At the time of her promotion to HEI President and Chief Executive Officer on May 2, 2006, her credited service under the American Savings Bank Retirement Plan was frozen and she resumed participation in the HEI Retirement Plan. Ms. Lau is eligible for early retirement under the American Savings Bank Retirement Plan. Mr. Wacker was not a participant in the plan at the time it was frozen and is not entitled to any benefits under that plan.

(3)
The HEI Supplemental Executive Retirement Plan was frozen effective December 31, 2008. Benefits under the HEI Supplemental Executive Retirement Plan are determined based on a formula of 2.04% × Credited Service to December 31, 2008 (maximum 60%) × Final Average Compensation at December 31, 2008 (average monthly base salary plus annual executive incentive awards for the three highest calendar years out of the last sixty months prior to 2009). Benefits are reduced by benefits payable by the HEI Retirement Plan, American Savings Bank Retirement Plan, American Savings Bank Supplemental Executive Retirement, Disability and Death Benefit Plan and social security. Early retirement and death benefits similar to those available under the HEI Retirement Plan are available under the HEI Supplemental Executive Retirement Plan. Benefit payments are made in cash. Ms. Lau is eligible for early retirement benefits under the HEI Supplemental Executive Retirement Plan based on 27 years and 3 months of actual service with all HEI affiliated companies as of December 31, 2011. Upon her retirement, Ms. Lau's benefits from this plan will be payable based upon benefits earned through December 31, 2008.

(4)
Benefits under the HEI Excess Pay Plan are determined using the same formula as the HEI Retirement Plan, but are not subject to the Internal Revenue Code limits on the amount of annual compensation that can be used for calculating benefits under qualified retirement plans ($245,000 in 2011 as indexed for inflation) and on the amount of annual benefits that can be paid from qualified retirement plans (the lesser of $195,000 in 2011 as indexed for inflation, or the participant's highest average compensation over three consecutive calendar years). Benefits payable under the HEI Excess Pay Plan are reduced by the benefit payable from the HEI Retirement Plan. Early retirement, death benefits and vesting provisions are similar to the HEI Retirement Plan. Benefit payments are made in cash. As of December 31, 2011, all of the named executive officers except for Mr. Wacker were participants in the plan. Ms. Lau became a participant in this plan effective January 1, 2009. On November 16, 2009, the HEI Board approved an Addendum to the HEI Excess

  Pay Plan that granted Mr. Rosenblum an additional two years of credited service to be applied in the calculation of his benefit under the HEI Excess Pay Plan. This resulted in the present value of his accumulated benefit under the HEI Excess Pay Plan shown in the table above being $291,021 more than it would have been without the additional credited years (i.e., without the additional credited years, the present value of his accumulated benefit under the HEI Excess Pay Plan would be $297,129). Ms. Lau is eligible for early retirement benefits under the HEI Excess Pay Plan. Messrs. Ajello, Richardson and Rosenblum are not eligible for early retirement benefits under the HEI Excess Pay Plan and have no vested interest in the amounts reported above because none of them have satisfied the five-year minimum service requirement.

(5)
Ms. Lau and Messrs. Ajello, Richardson and Rosenblum are covered by the Executive Death Benefit Plan of HEI and Participating Subsidiaries. The plan provides death benefits equal to two times the executive's base salary if the executive dies while actively employed or, if disabled, dies prior to age 65, and one times the executive's base salary if the executive dies following retirement. Death benefits are grossed up by the amount necessary to pay income taxes on the grossed up benefit amount as an equivalent to the exempt status of death benefits paid from a life insurance policy. The Executive Death Benefit Plan of HEI and Participating Subsidiaries was amended effective September 9, 2009 to close participation to new participants and freeze the benefit for existing participants. Under the amendment, death benefits including the grossed up amount will be paid based on salaries as of September 9, 2009. Benefits payable to the beneficiaries of Ms. Lau and Messrs. Ajello, Richardson and Rosenblum are equal to two times the respective executive's base salary as of September 9, 2009 if the executive dies while actively employed, or if the executive has become disabled and dies prior to age 65. Mr. Wacker was not a participant in the plan at the time it was frozen and is not entitled to any benefits under that plan.

(6)
The present value of accumulated benefits for the named executive officers included in the 2011 Pension Benefits table was determined based on the following:

  Methodology: The present values are calculated as of December 31, 2011 based on the credited service and pay of the named executive officer as of such date (or the date of benefit freeze, if earlier).

  Assumptions:

  a.
  Discount Rate—The discount rate is the interest rate used to discount future benefit payments in order to reflect the time value of money. The discount rates used in the present value calculations are 5.19% for retirement benefits and 4.9% for executive death benefits as of December 31, 2011.

  b.
  Mortality Table—The RP-2000 Mortality Table (separate male and female rates) projected seven years beyond the date of determination with Scale AA is used to discount future pension benefit payments in order to reflect the probability of survival to any given future date. For the calculation of the executive death benefit present values, the mortality table rates are multiplied by the death benefit to capture the death benefit payments assumed to occur at all future dates. Mortality is applied post-retirement only.

  c.
  Retirement Age—A named executive officer included in the table is assumed to remain in active employment until, and assumed to retire at, the earliest age when unreduced pension benefits would be payable, but no earlier than attained age as of December 31, 2011 (if later).

  d.
  Pre-Retirement Decrements—Pre-retirement decrements refer to events that could occur between the measurement date and the retirement age (such as withdrawal, early retirement and death) that would impact the present value of benefits. No pre-retirement decrements are assumed in the calculation of pension benefit table present values. Pre-retirement decrements are assumed for financial statement purposes.

  e.
  Unused Sick Leave—Each named executive officer who participates in the HEI Retirement Plan is assumed to have accumulated 1,160 unused sick leave hours at retirement age.

(7)
Mr. Wacker is not eligible to participate in any of the plans described in the above 2011 Pension Benefits table.

 Nonqualified Deferred Compensation

2011 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings/ (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Constance H. Lau (1)	—	—	(11,631)	—	233,091
James A. Ajello (2)	50,000	—	77	—	50,077
Chester A. Richardson (2)	50,000	—	872	—	50,872
Richard M. Rosenblum	—	—	—	—	—
Richard F. Wacker	—	—	—	—	—

(1)
While employed by American Savings Bank, Ms. Lau was eligible to defer compensation under the American Savings Bank Select Deferred Compensation Plan ("ASB Deferred Compensation Plan"), a contributory nonqualified deferred compensation plan. She elected to defer $100,000 each year from bonuses awarded to her in 2004 and 2005. These amounts are reflected in the "Aggregate Balance at Last FYE" column of the 2011 Nonqualified Deferred Compensation table above and were previously reported as compensation to Ms. Lau in the 2004 and 2005 Summary Compensation Tables in the proxy statements for such years. Since 2008 she no longer earns any compensation from American Savings Bank that could be deferred to the plan. The ASB Deferred Compensation Plan allows select American Savings Bank employees to defer up to 100% of current salary, bonus or commissions. The deferred amounts are credited with gains/losses of deemed investments chosen by the participant from a designated list of publicly traded mutual funds and other investment offerings. Earnings are not above-market or preferential and therefore are not included in the 2011 Summary Compensation Table above. Under the plan, a participant can receive an interim distribution while employed, but no earlier than the first day of the fourth plan year following the effective date of the initial election to defer. A participant may also request a withdrawal of a portion of his or her account to satisfy an unforeseeable emergency, subject to approval by the Total Compensation Administrative Committee, which is composed of members of senior management of American Savings Bank. The distribution of accounts from the plan is triggered by disability, death or separation from service (including retirement) and shall be delayed for a 6-month period to the extent necessary to comply with Internal Revenue Code Section 409A. A participant may elect to receive such distributions in a lump sum or in substantially equal payments spread over a period not to exceed 15 years.

(2)
Represents salary deferrals under the HEI Deferred Compensation Plan, a contributory nonqualified deferred compensation plan implemented in 2011. The Plan allows certain HEI and Hawaiian Electric Company executives to defer 100% of annual base salary in excess of the compensation limit set forth in section 401(a)(17) of the Internal Revenue Code ($245,000 in 2011, as indexed for inflation) and up to 80% of any incentive compensation paid in cash. There are no matching contributions under the plan. The deferred amounts are credited with gains/losses of deemed investments chosen by the participant from a designated list of publicly traded mutual funds and other investment offerings. Earnings are not above-market or preferential and therefore are not included in the 2011 Summary Compensation Table above. The distribution of accounts from the plan is triggered by disability, death or separation from service (including retirement) and shall be delayed for a 6-month period to the extent necessary to comply with Internal Revenue Code Section 409A. A participant may elect to receive such distributions in a lump sum or in substantially equal payments spread over a period not to exceed 15 years. Messrs. Ajello and Richardson participated in the HEI Deferred Compensation Plan in 2011. The executive deferral contributions are reflected as compensation in the 2011 Summary Compensation Table above.

Potential Payments Upon Termination or Change in Control

        The table below shows the amount of potential payments to each named executive officer in the event of retirement, voluntary termination, termination for cause, termination without cause and a qualifying termination following a change in control, assuming termination occurred on December 31, 2011. The amounts listed below are estimates; actual amounts to be paid would depend on the actual date of termination and circumstances existing at that time.

2011 TERMINATION/CHANGE-IN-CONTROL PAYMENT TABLE

Name/ Benefit Plan or Program	Retirement on 12/31/11 ($) (1)	Voluntary Termination on 12/31/11 ($) (2)	Termination for Cause on 12/31/11 ($) (3)	Termination without Cause on 12/31/11 ($) (4)	Qualifying Termination after Change in Control on 12/31/11 ($) (5)
Constance H. Lau
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	907,050	—	—	—	—
Restricted Shares, Restricted Stock and Restricted Stock Units (8)	1,126,161	—	—	196,393	—
Preferential Mortgage Loan Interest (9)	156,943	—	—	—	—
Change-in-Control Agreement	—	—	—	—	5,849,562

TOTAL	2,190,154	—	—	196,393	5,849,562

James A. Ajello
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	—	—	—	—	—
Restricted Shares, Restricted Stock and Restricted Stock Units (8)	—	—	—	—	—
Special Severance Payment (10)	—	—	—	250,000	—
Change-in-Control Agreement	—	—	—	—	2,190,663

TOTAL	—	—	—	250,000	2,190,663

Chester A. Richardson
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	—	—	—	—	—
Restricted Shares, Restricted Stock and Restricted Stock Units (8)	—	—	—	36,824	—
Change-in-Control Agreement	—	—	—	—	1,365,676

TOTAL	—	—	—	36,824	1,365,676

Name/ Benefit Plan or Program	Retirement on 12/31/11 ($) (1)	Voluntary Termination on 12/31/11 ($) (2)	Termination for Cause on 12/31/11 ($) (3)	Termination without Cause on 12/31/11 ($) (4)	Qualifying Termination after Change in Control on 12/31/11 ($) (5)
Richard M. Rosenblum
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Long-Term Incentive Plan (7)	—	—	—	—	—
Restricted Shares, Restricted Stock and Restricted Stock Units (8)	—	—	—	—	—
Special Severance Payment (10)	—	—	—	301,000	—
Change-in-Control Agreement	—	—	—	—	2,580,856

TOTAL	—	—	—	301,000	2,580,856

Richard F. Wacker
Executive Incentive Compensation Plan (6)	—	—	—	—	—
Restricted Shares, Restricted Stock and Restricted Stock Units (8)	—	—	—	357,665	—
Change-in-Control Agreement	—	—	—	—	2,982,171

TOTAL	—	—	—	357,665	2,982,171

Note: All stock-based award amounts were valued using the 2011 year-end closing price of HEI Common Stock of $26.48 per share. Other benefits that are available to all employees on a nondiscriminatory basis and perquisites aggregating less than $10,000 in value have not been listed.

(1)
Retirement Payments & Benefits.    Only Ms. Lau was eligible for early retirement as of December 31, 2011 and accordingly no amounts are shown in this column for any other named executive officer. For Ms. Lau, amounts in this column include pro-rated amounts under the 2010-2012 and 2011-2013 LTIP, but not any amount payable to Ms. Lau under the 2011 EICP or 2009-2011 LTIP because those amounts would have vested without regard to retirement since December 31, 2011 was the end of the applicable performance periods. In addition to the amounts shown in this column, retired executives are entitled to receive their vested retirement plan benefits under all termination scenarios. See the 2011 Pension Benefits table above.

(2)
Voluntary Termination Payment & Benefits.    If a named executive officer voluntarily terminates employment, he or she could lose any annual or long-term incentives based upon the Compensation Committee's right to amend, suspend or terminate any incentive award or any portion of it at any time. Voluntary termination results in the forfeiture of the unvested portion of all awards of restricted stock, restricted shares and restricted stock units, whether made under the 1987 Stock Option and Incentive Plan (SOIP) (under which no new awards may be made) or under the 2010 Equity and Incentive Plan (EIP), and participation in incentive plans. In the case of awards of nonqualified stock options and stock appreciation rights and related dividend equivalents, whether awarded under the SOIP or EIP, the executive has one year in which to exercise from the date of termination. The executive's participation in the change-in-control agreement would also end. Amounts in this column also do not include amounts payable under the 2011 EICP or the 2009-2011 LTIP because those amounts would have vested without regard to voluntary termination since December 31, 2011 was the end of the applicable performance periods.

(3)
Termination for Cause Payments and Benefits.    If the executive is terminated for cause, he or she could lose any annual or long-term incentives based upon the Compensation Committee's right to amend, suspend or terminate any incentive award or any portion of it at any time. "Cause" generally means a violation of the HEI Corporate Code of Conduct or, for purposes of awards under the SOIP and EIP, has the meaning set forth in those Plans. Termination for cause results in the forfeiture of all vested but unexercised nonqualified stock options and stock appreciation rights and related dividend equivalents, the unvested portion of all awards of restricted stock, restricted shares and restricted stock units, whether awarded under the SOIP or EIP, and participation in incentive plans. The executive's participation in the change-in-control agreement would also end and the executive's benefit from the nonqualified retirement plans would be forfeited.

(4)
Termination without Cause Payments and Benefits.    If the executive is terminated without cause, he or she could lose any annual or long-term incentives based upon the Compensation Committee's right to amend, suspend or terminate any incentive award or any portion of it at any time. Termination without cause results in the pro-rata vesting of restricted stock awarded under the SOIP (based on service to date compared to original vesting period) and forfeiture of the unvested portion of all restricted stock units and restricted shares, whether awarded under the SOIP or EIP. In the case of nonqualified stock options and stock appreciation rights and related dividend equivalents, whether awarded under the SOIP or EIP, the executive has one year in which to exercise from the date of termination. Mr. Wacker's restricted shares will fully vest upon a termination without cause as provided under the terms of his offer of employment. As discussed in note 5 below, different benefits would be payable to the named executive officers if their termination without cause were to follow a change in control under the terms of their change-in-control agreements.

(5)
Change-in-Control Payments and Benefits.    Ms. Lau and Messrs. Ajello, Richardson, Rosenblum and Wacker have change-in-control agreements.

  "Change in control" generally means a change in ownership of HEI, a substantial change in the voting power of HEI's securities or a change in the majority of the composition of the Board following the consummation of a merger, tender offer or similar transaction. Mr. Rosenblum's and Mr. Wacker's change-in-control agreements define "change in control" to also mean a sale of (or equivalent transaction involving) Hawaiian Electric Company or American Savings Bank, respectively. The aggregate payments under the agreements are limited to the maximum amount deductible under Section 280G of the Internal Revenue Code and there are no excise tax gross ups provided for in the agreements. The change-in-control agreements are also double trigger, meaning that severance payments are made only if a change in control occurs and the named executive officer also loses his or her job under the qualifying circumstances described in his or her change-in-control agreement. Ms. Lau has a lump sum severance multiplier of three times and Messrs. Ajello, Richardson, Rosenblum and Wacker have a lump sum severance multiplier of two times, in each case applied to the sum of the executive's base salary and annual bonus (determined to be the greater of the current target incentive compensation or the largest actual incentive compensation during the preceding three years).

  In addition, under the change-in-control agreements executives would receive continued life, disability, dental, accident and health insurance benefits for the severance period (i.e., the number of years equal to the applicable severance multiplier). Executives would receive a lump sum payment equal to the present value of the additional benefit the executives would have earned under their respective retirement and savings plans during the severance period. Executives would also receive the greater of current target or actual projected short- and long-term incentive compensation, prorated if termination occurs during the first half of the applicable performance period and the full aggregate value if termination occurs after the end of the first half of the applicable performance period. Any unvested restricted stock and restricted stock units awarded under the SOIP will become vested and free of restrictions upon a change in control. For restricted shares, restricted stock units, nonqualified stock options and stock appreciation rights awarded under the EIP, in the event of a change in control either (i) the acquiring entity shall assume all outstanding awards or substitute similar awards for all outstanding awards or (ii) all outstanding awards shall become fully vested and, if applicable, exercisable. For the named executive officers who are eligible to participate in the HEI Retirement Plan, additional age and service credit is received for the severance period for purposes of determining retiree welfare benefit eligibility. Executives would receive financial, tax planning and outplacement services, capped at 15% of annual base salary. Payment would generally be delayed for six months following termination of employment to the extent required to avoid an additional tax under Section 409A of the Internal Revenue Code. Interest would accrue during the six-month delay period at the prevailing six-month certificate of deposit rate and payments would be set aside during that period in a grantor (rabbi) trust. All the foregoing benefit amounts are included in this column but the total severance amount shown is limited to the maximum amount deductible under Section 280G of the Internal Revenue Code with respect to each named executive officer. Payment of the foregoing benefits is subject to a release of claims by the applicable named executive officer.

  Other benefits are provided to the executives upon a change in control as described below.

(6)
Executive Incentive Compensation Plan (EICP).    Upon death, disability or retirement, executives continue to participate in the EICP on a pro-rata basis if the executive has served a minimum of nine months during the annual performance period, with payment to be made by the Company in a lump sum at the end of the annual cycle if the applicable performance goals are achieved, using the executive's annual base salary at the time of termination. In termination scenarios other than a termination following a change in control, death, disability or retirement, participants who terminate during the plan cycle forfeit any accrued EICP award. Annual incentive compensation payments in the event of a change in control are described in footnote 5 above and quantified as part of the Change-in-Control Agreement payment in the table above.

(7)
Long-Term Incentive Plan (LTIP).    Upon death, disability or retirement, executives continue to participate in each ongoing LTIP cycle on a pro-rata basis if the executive has served a minimum of twelve months during the three-year performance period, with payment to be made by the Company in a lump sum at the end of the three-year cycle if performance goals are achieved, using the executive's annual base salary at the time of termination. The amounts shown are at target for goals deemed achievable (or at below the minimum threshold, if deemed unachievable at the date of termination) for all applicable plan years, prorated based upon service through December 31, 2011; actual payouts will depend upon performance achieved at the end of the plan cycle. In termination scenarios other than a termination following a change in control, death, disability or retirement, participants who terminate during the plan cycle forfeit any accrued LTIP award. Long-term incentive compensation payments in the event of a change in control are described in footnote 5 above and quantified as part of the Change-in-Control Agreement payment in the table above.

(8)
Restricted Shares, Restricted Stock and Restricted Stock Unit Awards.    For restricted share awards, termination without cause results in the forfeiture of the unvested portion of such awards and termination due to death or disability results in pro-rata vesting of restrictions based on lapse of time (based on service to date compared to the original vesting period). The effect of a change in control on restricted share awards is described in footnote 5 above. Restricted stock vests on a pro-rata basis (based on service to date compared to the original vesting period) upon termination without cause and becomes fully vested upon a change in control. For all other termination events, the unvested restricted stock is forfeited. Upon termination due to death, disability or retirement, restricted stock units awarded under the SOIP vest on a pro-rata basis (based on completed quarters of service over the original vesting period) and restricted stock units awarded under the EIP vest (i) based on actual performance if the restrictions are performance-based and (ii) on a pro-rata basis if the restrictions are based on lapse of time (based on service to date compared to the original vesting period). The effect of a change in control on restricted stock units awarded under the EIP is described in footnote 5 above. All other termination events result in the forfeiture of the unvested restricted stock units, whether awarded under the SOIP or the EIP. The amount shown is based on the 2011 year-end closing price of vested shares. The vesting of restricted shares, restricted stock and restricted stock units and severance payments in the event of a change in control are described in footnote 5 above and have been quantified as part of the Change-in-Control Agreement payment in the table above.

(9)
Preferential Mortgage Loan Interest.    Upon retirement, the preferential interest rate for Ms. Lau continues until her loan matures and is paid off. The present value of her preferential rate mortgage loan for 2011 (calculated as the difference between the preferential rate and the market rate of interest at the time the loan was originated) is reflected in the "Retirement on 12/31/11" column of the table above. The present value is the total estimated annual preferential loan interest benefit assuming current market rates, discounted at 5.625% as of December 31, 2011. In termination scenarios other than retirement, the interest rate would reset to the market rate at the time the loan was originally funded or, if applicable, the market rate in effect at the later of the time when the loan was last refinanced or modified in interest rate or term.

(10)
Special Arrangements.    As part of their employment offers, Messrs. Ajello and Rosenblum received special severance agreements where in the event that their employment terminated without cause on or before the third anniversary of their date of hire (January 26, 2009 in the case of Mr. Ajello and January 1, 2009 in the case of Mr. Rosenblum), they would be paid a declining portion of their annual base salary and any target annual incentive compensation. The agreements for Messrs. Ajello and Rosenblum expired on January 25, 2012 and December 31, 2011, respectively. Messrs. Ajello and Rosenblum are now eligible for severance under the terms of the Severance Pay Plan, the terms of which apply equally to all HEI employees and to all Hawaiian Electric Company employees who are not bargaining unit employees.

 Stock Ownership Information

Security Ownership of Certain Beneficial Owners

        The table below shows the number of shares of HEI Common Stock beneficially owned as of February 7, 2012 (or such other date as indicated below) by (a) each person known by HEI to own beneficially more than five percent of the outstanding shares of HEI Common Stock, (b) each director who is a current director or served as a director during any part of 2011, each nominee for director and each named executive officer (as listed in the 2011 Summary Compensation Table above) and (c) all directors and executive officers as a group, based in part on information furnished by the respective shareholders. No HEI directors, executive officers or named executive officers own any shares of Preferred Stock of HEI's wholly owned subsidiary, Hawaiian Electric Company.

Amount and Nature of Beneficial Ownership of HEI Common Stock

Name of Individual or Group	Sole Voting or Investment Power (1)	Shared Voting or Investment Power (2)	Other Beneficial Ownership (3)	Stock Options/ Restricted Stock and RSUs (4)	Total	Percent of Class

BlackRock, Inc. (5)	4,940,150				4,940,150	5.14%

Nonemployee directors
Thomas B. Fargo	18,566	—	—	—	18,566	*
Peggy Y. Fowler	1,081	6,283	—	—	7,364	*
A. Maurice Myers	42,848	—	—	—	42,848	*
Keith P. Russell	4,117	—	—	—	4,117	*
James K. Scott	27,246	—	—	—	27,246	*
Kelvin H. Taketa	27,357	—	—	—	27,357	*
Barry K. Taniguchi	—	25,756	—	—	25,756	*
Jeffrey N. Watanabe	38,373	—	4	—	38,377	*
Employee director and Named Executive Officer
Constance H. Lau	261,966	—	8,012	45,501	315,479	*
Other Named Executive Officers
James A. Ajello	5,936	—	—	—	5,936	*
Chester A. Richardson	11,502	3,349	6,193	—	21,044	*
Richard M. Rosenblum	6,168	—	—	—	6,168	*
Richard F. Wacker	14,218	26,502	—	—	40,720	*
All directors and executive officers as a group (13 persons)	459,378	61,890	14,209	45,501	580,978	*

(1)
Includes the following shares held as of February 7, 2012 in the form of stock units in the HEI Common Stock fund pursuant to the HEI Retirement Savings Plan: approximately 88 shares for Ms. Lau and 403 shares for Mr. Richardson and 491 shares for all directors and executive officers as a group. The value of a unit is measured by the closing price of HEI Common Stock on the measurement date. Also includes the following unvested restricted shares over which the holders have sole voting but no investment power until the restrictions lapse: approximately 8,000 shares for Ms. Lau, 1,500 shares for Mr. Richardson, 13,507 shares for Mr. Wacker, and 23,007 shares for all directors and executive officers as a group.

(2)
Shares registered in name of the individual and spouse.

(3)
Shares owned by spouse, children or other relatives sharing the home of the director or officer in which the director or officer disclaims personal interest.

(4)
Includes the number of shares that the individuals named above had a right to acquire as of or within 60 days after February 7, 2012 pursuant to (i) stock options, stock appreciation rights and related dividend equivalent rights thereon and (ii) restricted stock units. These shares are included for purposes of calculating the percentage ownership of each individual named above and all directors and executive officers as a group, but are not deemed to be outstanding as to any other person. This column does not include any shares subject to stock appreciation rights (SARs) granted in 2005 and held by Ms. Lau. As of February 7, 2012, Ms. Lau held a total of 50,000 SARs granted in 2005, which have vested as of February 7, 2012 or will vest within 60 days after February 7, 2012. Upon exercise of a SAR, the holder will receive the number of shares of HEI Common Stock that has a total value equivalent to the difference between the exercise price of the SAR and the fair market value of HEI Common Stock on the date of exercise, which is defined in the grant agreement as the average of the high and low sales prices on the NYSE on that date. As of February 7, 2012, the fair market value of HEI Common Stock as defined in the grant agreement was $26.145 per share, which is lower than the exercise price of all of the 2005 SARs held by Ms. Lau on February 7, 2012. Thus, as of February 7, 2012, no shares would be issuable under the 2005 SARs. If the market value of HEI Common Stock increases to a sufficient level (above $26.18 in the case of SARs granted in 2005), then shares could be issued under these SARs within 60 days after February 7, 2012, but the number of shares that could be acquired in such event cannot be determined because it would depend on the fair market value of HEI Common Stock, as defined in the grant agreement, on the date of exercise. No nonemployee director or other current or former executive officers have received any SARs.

(5)
Based solely on information provided in a Schedule 13G report filed on February 9, 2012 by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022.

*
As of February 7, 2012, the directors and executive officers of HEI as a group and each individual named above beneficially owned less than one percent of the record number of outstanding shares of HEI Common Stock as of that date and no shares were pledged as security.

Does HEI have stock ownership and retention guidelines for directors and officers and does it have a policy regarding hedging the risk of ownership?

        In 2003, the Board adopted stock ownership and retention guidelines for HEI's directors, executive officers and controller. Each officer and director subject to the guidelines has until January 1 of the year following the fifth anniversary of the later of (i) amendment to the guidelines affecting his or her specified level of stock ownership or (ii) his or her first becoming subject to the guidelines to achieve the specified level of stock ownership (compliance date). In 2009, the Board increased the specified level of stock ownership guidelines for the HEI President and Chief Executive Officer to five times (from two and a half times) her base salary. In December 2010, the Board increased the stock ownership guidelines for the named executive officers (other than the HEI President and Chief Executive Officer) to two times (from one and one-half times) their respective base salaries. In addition, the Board increased the Chairman of the Board's stock ownership level from one times his annual cash retainer to two times. For other directors, stock ownership guideline targets are five times their annual Board and Board committee cash retainer. As of January 1, 2012, each director who has reached his or her initial compliance date had achieved his or her stock ownership target. Ms. Lau's initial compliance date is January 1, 2015; however, she already exceeds the specified level of stock ownership for her position. The initial compliance date for Messrs. Ajello, Richardson, Rosenblum and Wacker is January 1, 2016.

        Prior to his or her initial compliance date, directors and officers subject to the stock ownership and retention guidelines must observe the following stock retention requirements: (i) HEI directors must retain all shares received under their annual stock retainer and (ii) HEI and subsidiary officers subject to the guidelines must retain all shares received in payout under the Long-Term Incentive Plan and 20% of shares received through the exercise of nonqualified stock options or stock appreciation rights or through the vesting of restricted stock or restricted stock units. The Compensation Committee has the authority to approve hardship exceptions to these retention requirements.

        The Company's Insider Trading Policy prohibits all directors, officers and employees of HEI and its subsidiaries (as well as the spouses, minor children, adult family members sharing the same household and any other person for whom the director, officer or employee exercises substantial control over such person's securities trading decisions) from trading in options, warrants, puts, calls or similar instruments on Company securities, making short sales in Company securities, holding Company securities in margin accounts or pledging Company securities.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires HEI's executive officers, controller, directors and persons who own more than ten percent of a registered class of HEI's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC). Such reporting persons are also required by SEC regulations to furnish HEI with copies of all Section 16(a) forms they file. Based solely on its review of such forms provided to it, HEI believes that each of the persons required to comply with the Section 16(a) reporting requirements with regard to HEI complied with such reporting requirements for 2011, except that on one occasion several officers failed to file timely reports due to a computer software failure connected with the filing of such reports. With respect to one filing comprising two transactions were officers David M. Kostecki, Controller, Constance H. Lau, Chief Executive Officer, and Chester A. Richardson, Executive Vice President and General Counsel. With respect to one filing covering one transaction were officers Richard M. Rosenblum, Hawaiian Electric Company Chief Executive Officer, and Richard F. Wacker, American Savings Bank Chief Executive Officer. Ms. Lau also inadvertently failed to file in a timely fashion another report reflecting one transaction. All reports have now been filed.

 Other Relationships and Related Person Transactions

Does HEI have a related person transaction policy?

        The Board of Directors has adopted a related person transaction policy that is specifically incorporated in HEI's Corporate Code of Conduct. The related person transaction policy is specific to transactions between the Company and related persons such as executive officers and directors, their immediate family members or entities with which they are affiliated in which the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest. Under the policy, the Board, acting through the Nominating and Corporate Governance Committee, will approve a related person transaction involving a director or an officer if the Board determines in advance that the transaction is not inconsistent with the best interests of HEI and its shareholders and is not in violation of HEI's Corporate Code of Conduct.

Are there any family relationships between any HEI executive officer, director and nominee for director?

        There are no family relationships between any HEI executive officer, director or nominee for director.

Are there any arrangements or understandings between any HEI director or director nominee and another person pursuant to which such director or director nominee was selected?

        There are no such arrangements or understandings.

Are there any related person transactions with HEI or its subsidiaries?

        HEI's subsidiary, American Savings Bank, no longer extends preferential rate loans to its directors and employees. Effective June 30, 2006, preferential rate loans that had already been extended to certain American Savings Bank directors who are also HEI directors were grandfathered and no future preferential rate loans to directors are allowed. Effective July 1, 2009, preferential rate loans that had already been extended to employees were grandfathered and no future preferential rate loans to employees are allowed.

        The table below shows the remaining grandfathered preferential rate loan to a director and officer. The loan was made in accordance with Regulation O of the Federal Reserve Board regarding loans to insiders.

Name	Largest Principal Amount Outstanding During 2011	Principal Amount Outstanding on 2/07/12	Amount of Principal Paid in 2011	Amount of Interest Paid in 2011	Type of Transaction	Average Interest Rate Charged*
Constance H. Lau	701,330	675,958	25,317	18,161	First Mortgage	2.625%

*
The first mortgage rate was based on American Savings Bank's policy for employees and directors at the time the loan was made using a formula of .50% premium above the cost of funds or .50% premium above the Applicable Federal Rate established by the Internal Revenue Service, whichever was greater.

        American Savings Bank has made other loans and extensions of credit to directors and executive officers, members of their immediate families and affiliated entities. These loans and extensions of credit were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

        Don E. Carroll, Thomas B. Fargo, Victor H. Li, A. Maurice Myers and Jeffrey N. Watanabe were members of the HEI Compensation Committee during 2011. Admiral Fargo served as Compensation Committee Chairperson.

        The terms of Don E. Carroll and Victor H. Li as HEI directors and members of the Compensation Committee expired at the 2011 Annual Meeting of Shareholders. Jeffrey N. Watanabe, HEI's Chairman of the Board, was appointed as a member of the Compensation Committee in May 2011.

        No member who served on the Compensation Committee during 2011 was an employee or former employee of HEI. During fiscal year 2011, none of HEI's executive officers served on the compensation committee (or its equivalent) or board of directors of another entity, excluding tax-exempt organizations, one of whose executive officers served on HEI's Compensation Committee or Board of Directors.

 Audit Committee Report

        The Audit Committee is responsible for providing independent, objective oversight of HEI's accounting functions and internal controls. It operates and acts under a written charter, which was adopted and approved by the committee and the HEI Board of Directors. On May 10, 2011, Dr. Daniel resigned from the Board and Audit Committee, Dr. Scott ended his service on the Audit Committee and Ms. Fowler and Mr. Russell joined the Audit Committee. The Board has determined that the three directors currently serving on the Audit Committee (Ms. Fowler and Messrs. Russell and Taniguchi) meet, and the two prior members (Dr. Daniel and Dr. Scott) met, the independence and other qualification requirements of the New York Stock Exchange Listed Company Manual and applicable securities laws. Dr. Daniel and Dr. Scott, during their service on the Audit Committee, and Ms. Fowler and Messrs. Russell and Taniguchi have been determined by the Board of Directors to be the "audit committee financial experts" on the Audit Committee. In addition, the Audit Committee has authority to retain its own independent legal counsel and accounting advisers at HEI's expense.

        The Audit Committee assists the Board with its financial and risk oversight responsibilities. Management has the primary responsibility for HEI's consolidated financial statements and reporting process, including the systems of internal control. The independent registered public accounting firm has the responsibility for the independent audit of the consolidated financial statements and for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles.

Auditors' Fees

        The following table sets forth the fees paid or payable to PricewaterhouseCoopers LLP (PwC), the Company's independent registered public accounting firm for 2011 and 2010:

	2010		2011
	Fees	%	Fees	%
Audit fees (principally consisted of fees associated with the audit of HEI's, Hawaiian Electric Company's and American Savings Bank's consolidated financial statements and internal control over financial reporting (Sarbanes- Oxley Act of 2002, Section 404), quarterly reviews, issuances of letters to underwriters, statutory audits, review of registration statements and issuance of consents)	$1,750,000	81.1	$1,995,000	86.9
Audit-related fees (principally consisted of fees associated with the audit of the financial statements of certain employee benefit plans)	110,000	5.1	135,000	5.9
Tax fees (tax compliance services with respect to federal and state taxes)	298,000	13.8	166,000	7.2
All other fees	—	—	—	—

	$2,158,000	100.0	$2,296,000	100.0

        Pursuant to its charter, the Audit Committee preapproves all audit and permitted nonaudit services to be performed by the independent registered public accounting firm. The Audit Committee may delegate this responsibility to one or more of its members, provided that such member or members report any such preapprovals to the full Audit Committee at its next regularly scheduled meeting. All of the amounts set forth in the table above were preapproved. In addition, the Audit Committee reviewed the professional fees billed by PwC and determined that the provision of nonaudit services was compatible with the maintenance of the auditor's independence.

Change in Registered Public Accounting Firm

        KPMG was HEI's independent registered public accounting firm for fiscal year 2009 and for several prior years, but on February 23, 2010, the HEI Audit Committee voted to dismiss KPMG, and to retain PwC as its independent registered public accounting firm for fiscal year 2010. The Company informed KPMG of this decision and dismissed KPMG on February 24, 2010. PwC's reports on HEI's consolidated financial statements as of and for the fiscal year ended December 31, 2010, and KPMG's reports on HEI's consolidated financial statements as of and for the fiscal years ended December 31, 2009 and 2008, contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports of PwC on the effectiveness of internal control over financial reporting as of December 31, 2010, and the audit reports of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2009 and

2008, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2009 and 2008 and through February 24, 2010, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports for such periods. During the fiscal years ended December 31, 2009 and 2008 and through February 24, 2010, there were no reportable events as defined in Item 304(a)(1)(v) of the SEC's Regulation S-K.

        During the fiscal years ended December 31, 2009 and 2008 and through February 26, 2010, the date of engagement of PwC, neither HEI nor any person on its behalf consulted with PwC with respect to (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on HEI's consolidated financial statements, and no written report or oral advice was provided by PwC to HEI that PwC concluded was an important factor considered by HEI in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of the SEC's Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of the SEC's Regulation S-K.

Independence of Registered Public Accounting Firm and Recommendation to Include Financial Statements in Form 10-K

        In connection with its responsibilities, the Audit Committee held four regular meetings in 2011 with PwC, HEI's principal independent registered public accounting firm. In its meetings with management and PwC, the committee's review and discussion included the audited consolidated financial statements, audit plan and quality/adequacy of internal controls. The committee believes that management maintains effective systems of internal control that result in fairly presented consolidated financial statements. Discussions with PwC included the matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which incorporates information regarding the scope and results of the audit.

        PwC provided the Audit Committee with written disclosures and a letter regarding its independence from management as required by professional standards and other regulatory requirements, including applicable requirements of the Public Company Accounting Oversight Board. Based on its review of the disclosure statements and discussions with PwC, the Audit Committee satisfied itself as to the independence of the external auditor.

        Based on its reviews and discussions with management and PwC described above and review of PwC's representations and disclosures, the Audit Committee recommended to the Board of Directors that HEI's audited consolidated financial statements be included in HEI's 2011 Form 10-K.

SUBMITTED BY THE AUDIT COMMITTEE OF THE
HEI BOARD OF DIRECTORS

Barry K. Taniguchi, Chairperson
Peggy Y. Fowler
Keith P. Russell

 Proposal No. 3: Ratification of Appointment of Independent Registered Public Accounting Firm

        PricewaterhouseCoopers LLP (PwC) has served as HEI's independent registered public accounting firm since February 2010. On February 6, 2012, the Audit Committee selected PwC as HEI's independent registered public accounting firm for 2012, subject to shareholder ratification. The Board, upon the recommendation of its Audit Committee, recommends the ratification of the appointment of PwC as the independent registered public accounting firm of HEI for fiscal year 2012 and thereafter until its successor is appointed. Representatives of PwC will be present at the Annual Meeting, will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

        THE AUDIT COMMITTEE AND YOUR BOARD RECOMMEND THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR HEI FOR 2012.

 Other Information

How are proxies solicited and what is the cost?

        HEI will solicit proxies by mail, telephone or other means of communication and will bear the cost of such solicitation. We have engaged Phoenix Advisory Partners to assist in the distribution of proxy materials and solicitation of proxies (including by telephone) from shareholders at a cost of $8,000 plus reasonable expenses. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our Common Stock.

What is the deadline for submitting a proposal for next year's Annual Meeting?

        Shareholders who want to have a proposal included in the proxy statement and form of proxy for the 2013 Annual Meeting of Shareholders must notify the Corporate Secretary in writing. The proposal must be received by November 22, 2012.

How can business matters be brought before the Annual Meeting?

        Shareholders who wish to present business before the Annual Meeting must provide a written notice to the Corporate Secretary that is received no later than 60 days nor earlier than 90 days prior to the anniversary date of the preceding year's Annual Meeting.

        To be timely for the 2013 Annual Meeting of Shareholders, notice must be received by the Corporate Secretary no later than March 10, 2013 and no earlier than February 8, 2013. The notice must include, as to each matter the shareholder proposes to bring before the Annual Meeting: (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (ii) the name and record address of the shareholder, (iii) the number of shares of HEI Common Stock that are owned by the shareholder, (iv) a description of all arrangements or understandings between the shareholder and any other person or persons (including their names) in connection with the proposal of such business by the shareholder and any material interest of the shareholder in such business and (v) a representation that the shareholder intends to appear in person or by proxy at the Annual Meeting to bring such business before the meeting.

 How can shareholders recommend or propose persons as nominees to serve on the Board?

        Shareholders may recommend any person to serve on the Board by writing to the Nominating and Corporate Governance Committee in care of the Corporate Secretary, Hawaiian Electric Industries, Inc., P.O. Box 730, Honolulu, Hawaii 96808-0730. Recommendations must be received by November 22, 2012 for consideration by the Nominating and Corporate Governance Committee for the 2013 Annual Meeting of Shareholders. The recommendation must include (a) a resume and other relevant biographical information regarding the person's skills and qualifications to serve on the Board, (b) the nominee's consent to serve as a director and (c) the number of shares of HEI Common Stock owned by the shareholder.

        Shareholders may propose persons as nominees to serve on the Board by providing a written notice to the Corporate Secretary that is received no later than March 10, 2013 and no earlier than February 8, 2013. The notice must include:

  •
  as to each proposed nominee: (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the number of shares of HEI Common Stock that are owned by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; and

  •
  as to the shareholder: (i) the name and record address of the shareholder, (ii) the number of shares of HEI Common Stock that are owned by the shareholder, (iii) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder, (iv) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the proposed nominee(s) and (v) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

        A written consent of each proposed nominee to being a nominee and to serve as a director if elected must also accompany the notice.

What provisions has HEI made for "householding" and will it provide additional copies of proxy materials upon request?

        As permitted by rules of the Securities and Exchange Commission, HEI has adopted a procedure referred to as "householding," under which only one annual report to shareholders will be delivered to shareholders sharing the same address, unless contrary instructions are received. Householding reduces the volume of duplicate information received at your household, the cost to HEI of preparing and mailing duplicate materials and the environmental burden of excess paper usage. Certain shareholder accounts at a householded address will continue to receive separate proxy statements and proxy cards, and we will also deliver promptly upon your written or oral request a separate copy of the annual report, proxy statement or Notice of Internet Availability if you are a security holder at a shared address to which a single copy of the requested documents was delivered. Dividend payments and account statements are not affected. Householding will continue until you are notified otherwise or until you notify us that you wish to receive a separate annual report. You will be removed from the householding program within 30 days after receipt of your notice. If you wish to commence or discontinue householding of the annual report to shareholders, you may notify us by calling us at (808) 532-5841 or toll free at (866) 672-5841 between 7:30 a.m. and 3:30 p.m., Hawaii Standard Time.

You may also write to us at the following address: Hawaiian Electric Industries, Inc. Shareholder Services, P.O. Box 730, Honolulu, Hawaii 96808-0730, or e-mail us at invest@hei.com.

        If you hold your shares in "street name," please contact your bank, broker or other holder of record to request information about householding.

*              *              *

        Please vote your proxy as soon as possible to ensure that your shares will be counted at the Annual Meeting.

Chester A. Richardson Executive Vice President, General Counsel, Secretary and Chief Administrative Officer

March 22, 2012

Hotel Street
Please be advised that parking in downtown Honolulu is very limited.
Bishop Square Parking
Alii Place
Parking entrance
Municipal Parking entrance
Parking exit
Pauahi Tower
Bishop Street
Alakea Street
American Savings Bank Tower 8th Floor
Meeting Site
Tamarind Park
South King Street

VOTE BY TELEPHONE Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions presented to record your vote. VOTE BY INTERNET Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions presented to record your vote. VOTE BY MAIL Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P0 Box 1150, Pittsburgh, PA 15230. Vote by Telephone Vote by Internet Vote by Mail Call Toll-Free using a Access the Website and Return your proxy card touch-tone telephone: cast your vote: in the postage-paid 1 -888-693-8683 www.cesvote.com envelope provided. Vote 24 hours a day, 7 days a week until May 8, 2012 11:59 P.M. EST. If you vote by telephone or Internet, please do not send your proxy by mail. Please fold and detach card at perforation before mailing. HAWAIIAN ELECTRIC INDUSTRIES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2012, AT 9:30 A.M., IN THE AMERICAN SAVINGS BANK TOWER, 8TH FLOOR, ROOM 805, 1001 BISHOP STREET, HONOLULU, HAWAII 96813. The undersigned hereby constitutes and appoints Constance H. Lau, Chester A. Richardson and Jeffrey N. Watanabe and each of them the proxy of the undersigned, with full power of substitution, to vote all the Common Stock of Hawaiian Electric Industries, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 9, 2012 or at any adjournment or postponement thereof. Date: Signature(s) Signature(s) (Please sign your name exactly as it appears on this proxy. Joint owners should each sign personally. Attorney, Executor, Administrator, Trustee or Guardian, should indicate full title. If address is incorrect, please give us the correct one.)

YOUR VOTE IS IMPORTANT If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230, so your shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card. Please fold and detach card at perforation before mailing. HAWAIIAN ELECTRIC INDUSTRIES, INC. PROXY The proxies named on the reverse side of this card are instructed to vote as indicated below. If no direction is indicated, said proxies will vote FOR all Nominees in proposal 1 and FOR proposals 2 and 3. Said proxies are also authorized to vote in their discretion with respect to any other matters that may come before the Annual Meeting or at any adjournment or postponement thereof. The Board of Directors recommends a vote FOR all of the Nominees in proposal I and FOR proposals 2 and 3. 1. Elect three Class I directors for a three-year term expiring at the 2015 Annual Meeting of Shareholders Nominees: (1) Constance H. Lau (2) A. Maurice Myers (3) James K. Scott, Ed.D. FOR all nominees listed above WITHHOLD authority to vote (except as marked to the contrary) for all nominees listed above To withhold authority to vote for any individual nominee, strike a line through the nominee’s name above. 2. Advisory resolution to approve HEI’s executive compensation FOR AGAINST ABSTAIN 3. Ratify the appointment of PricewaterhouseCoopers LLP as HEI’s independent registered public accounting firm for 2012 FOR AGAINST ABSTAIN Please check this box if you consent to access future Annual Reports and Proxy Statements via the Internet. PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE